UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Stratus Properties Inc.
(Name of registrant as specified in its charter)

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Notice of Annual Meeting of Stockholders

May 7, 2020

Date:	Thursday, May 7, 2020

Time:	9:30 a.m., Central Time

Place:	W Austin Hotel*
200 Lavaca Street
Austin, Texas 78701

Purpose:	• To elect the two Class I director nominees named in the accompanying proxy statement;

• To approve, on an advisory basis, the compensation of our named executive officers;

• To ratify the appointment of our independent registered public accounting firm; and

• To transact such other business as may properly come before the annual meeting.

Record Date:	Only stockholders of record as of the close of business on March 24, 2020 are entitled to notice of and to attend or vote at the 2020 annual meeting of stockholders.

Proxy Voting:

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2020 annual meeting of stockholders. Please read it carefully. It is important that your shares be represented at the annual meeting whether or not you are personally able to attend. Accordingly, after reading the accompanying proxy statement, please promptly submit your proxy and voting instructions by internet, phone or mail as described on the proxy card.

By Order of the Board of Directors.

KENNETH N. JONES
General Counsel & Secretary

April 3, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2020

This proxy statement and the company’s 2019 annual report to stockholders are available at

www.edocumentview.com/STRS

*We are monitoring the public health and travel concerns relating to COVID-19 and the related recommendations and protocols issued by federal, state and local governments. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described in this proxy statement) or in the event that it is not possible or advisable to hold our annual meeting in person as originally planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Any such change, including details on how to participate, will be announced in advance via press release, a copy of which will be filed with the SEC as additional proxy solicitation materials and posted on our website at stratusproperties.com.

i

ii

Stratus Properties Inc.

212 Lavaca Street, Suite 300

Austin, TX 78701

Proxy Summary

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more information regarding our 2019 performance, please review our 2019 annual report to stockholders (“2019 annual report”). The 2019 annual report, including financial statements, is first being sent to stockholders together with this proxy statement and form of proxy on or about April 3, 2020.

2020 Annual Meeting of Stockholders

Date:	Thursday, May 7, 2020

Time:	9:30 a.m., Central Time

Place:	W Austin Hotel* 200 Lavaca Street Austin, Texas 78701

Record Date:	March 24, 2020

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals to be voted on at the annual meeting.

Agenda and Voting Recommendations

Item	Description	Board Vote Recommendation	Page

1	Election of two Class I director nominees	FOR each nominee	15

2	Advisory vote to approve the compensation of our named executive officers	FOR	40

3	Ratification of the appointment of BKM Sowan Horan, LLP as our independent registered public accounting firm for 2020	FOR	43

* We are monitoring the public health and travel concerns relating to COVID-19 and the related recommendations and protocols issued by federal, state and local governments. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described in this proxy statement) or in the event that it is not possible or advisable to hold our annual meeting in person as originally planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Any such change, including details on how to participate, will be announced in advance via press release, a copy of which will be filed with the SEC as additional proxy solicitation materials and posted on our website at stratusproperties.com.

Director Highlights (page 16)

Name	Age	Director Since	Principal Occupation	Independent	Board Committees

William H. Armstrong III	55	1998	Chairman of the Board, President and Chief Executive Officer of Stratus Properties Inc.	No	None

Ella G. Benson	34	2017	Director and Analyst at Oasis Capital Advisors LLC	Yes	Compensation

James E. Joseph	59	2015	Dean of the Madden School of Business at Le Moyne College	Yes	Audit Compensation Nominating and Corporate Governance*

James C. Leslie	64	1996	Managing Principal of Wolverine Interests LLC	Yes	Audit Compensation*

Michael D. Madden	71	1992	Managing Partner of BlackEagle Partners, LLC; Chairman of the Board of Hanover Advisors L.L.C.	Yes	Audit* Compensation Nominating and Corporate Governance

Charles W. Porter	68	2012	Chief Operating Officer of MG Holdings Services, LLC; Advisor and Consultant to Moffett Holdings, L.L.C.	Yes	Audit Nominating and Corporate Governance

*	Chair

In February 2020, John C. Schweitzer, a director of our company since 2016, passed away. Mr. Schweitzer was an inspiring leader, advisor and friend to many people and he will be deeply missed at our company.

2019 Performance Highlights (page 21)

•

Announced an agreement to sell Block 21, a mixed-use development in downtown Austin, Texas, that contains the W Austin Hotel and office, retail and entertainment space, to Ryman Hospitality Properties, Inc. for $275 million. The transaction is expected to close in the second quarter of 2020, and Stratus expects to record an approximate $130 million pre-tax gain based on December 31, 2019, balances.

•

Generated a cumulative total stockholder return of 133% over the five years ended December 31, 2019, which exceeded the returns of the S&P 500 index (74%) and the Dow Jones U.S. Real Estate Index (49%), and significantly exceeded comparable returns from our peer real estate-related companies (-2%). Our peer real estate-related companies appear on page 27.

•

Refinanced The Santal, a 448-unit, garden-style, multi-family project in Barton Creek by closing on a $75.0 million loan and using $57.9 million of the proceeds to repay, in full, all outstanding Santal construction loans.

•	Completed the sales of Barton Creek Village, a 22,366-square-foot retail building for $7.7 million, and a retail pad subject to a ground lease located in the Circle C community for $3.2 million.

•	Net loss attributable to common stockholders totaled $2.5 million, $0.30 per share, for 2019, compared with a net loss attributable to common stockholders of $4.0 million, $0.49 per share, for 2018.

•

Earnings before interest, taxes, depreciation and amortization (EBITDA)* totaled $6.8 million for 2019, compared with a loss of $3.0 million for 2018. Both amounts are adjusted to exclude the results from the Block 21 discontinued operations.

•

Leasing operations revenue for 2019 increased by 98 percent to $16.2 million, compared with 2018, while real estate operations revenues for 2019 decreased by 18 percent to $13.8 million, compared with 2018. Consolidated operating income increased by $8.5 million, compared with 2018, to $1.2 million for 2019.

•

As of December 31, 2019, consolidated debt totaled $224.6 million, with $15.6 million available under Stratus’ credit facility, and consolidated cash totaled $8.8 million, which excludes debt and cash included in the Block 21 discontinued operations.

•	Completed the construction of The Saint Mary, a 240-unit luxury garden-style apartment project in the Circle C community.

•

Completed construction of two retail buildings at Kingwood Place, an H-E-B, L.P. (HEB)-anchored, mixed-use project in Kingwood, Texas. In addition, the HEB grocery store at Kingwood Place was completed and opened in November 2019.

•	Sold 18 developed properties for a total of $13.5 million, including 2 Amarra Drive Phase II lots, 14 Amarra Drive Phase III lots and 2 Amarra Villas townhomes.

*	EBITDA is a non-GAAP measure. Please refer to Annex A to this proxy statement for a reconciliation of this measure and other information regarding our calculation of EBITDA.

Executive Compensation Highlights (page 24)

The following best practices are part of our executive compensation program:

•	Annual incentive bonus awards based on performance.

•	Long-term incentive awards tied to success of our development projects.

•	Application of a clawback policy to performance-based awards.

•	Anti-pledging and anti-hedging policies applicable to our executive officers.

•	“Double trigger” cash payments and equity acceleration after a change of control.

•	Retention of an independent compensation consultant from time to time in the compensation committee’s sole discretion.

•	Stock ownership guidelines applicable to executive officers.

•	No excise tax gross-ups.

Corporate Governance Highlights (page 5)

We are committed to strong and effective governance practices that are responsive to our stockholders. Our commitment to good corporate governance is illustrated by the following practices:

•	Board independence (5 out of 6 directors are independent).

•	100% independent audit, compensation, and nominating and corporate governance committees.

•	A lead independent director with strong and clear responsibilities.

•	Robust corporate governance guidelines and ethics and business conduct policy.

•	Stock ownership guidelines for non-employee directors.

•	Annual performance evaluations of the board overseen by the nominating and corporate governance committee.

•	100% attendance at board and committee meetings by 6 of 7 directors during 2019.

•	Independent directors regularly meet in executive sessions without management present.

•	Gender diversity among our directors and executive officers (1 out of 6 directors is female and our CFO is female).

•	The average age of our independent directors is 59.2 years, which is younger than the average age of 62.7 for independent directors at S&P 500 companies.

•

Diversity of experience among directors, with two directors with tenure of five years or less, one director with tenure of more than five years but less than 10 years, and three directors with tenure of 20 years or more.

•	No board meeting attendance fees for directors.

Corporate Governance

Corporate Governance Guidelines; Ethics and Business Conduct Policy

We are committed to strong and effective governance practices that are responsive to our stockholders. Our corporate governance guidelines, along with our certificate of incorporation, by-laws and the charters of the standing committees of our board, provide the framework for the governance of the company and reflect the board’s commitment to monitor the effectiveness of policy and decision making at both the board and management levels. Our certificate of incorporation, by-laws, committee charters and corporate governance guidelines are available at stratusproperties.com under Investors–Corporate Governance. In addition, our ethics and business conduct policy is available at stratusproperties.com under Investors–Ethics and Business Conduct. Amendments to or waivers of our ethics and business conduct policy granted to any of our directors or executive officers will be published promptly on our website.

Board Composition and Leadership Structure

Our board has primary responsibility for overseeing the management of our business and affairs. As of the date of this proxy statement, our board of directors consists of six members, five of whom have been determined by our board to be independent, as discussed below. Mr. Armstrong, the chairman of our board of directors, is not considered an independent director because he is also our president and chief executive officer and receives compensation for his services to the company as a member of our management team. Each of the directors other than Mr. Armstrong is independent, and our board believes that the independent directors provide effective oversight of management.

Our board of directors believes that Mr. Armstrong’s service as both chairman of our board and as president and chief executive officer is in the best interest of the company and our stockholders at this time. With over 25 years of leadership experience with the company, Mr. Armstrong possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company and its businesses. His experience and relationships in the Austin area and other select Texas markets have been central to the company’s ability to secure and maintain entitlements and successfully develop and sell its properties. He is thus best positioned to develop agendas that ensure that our board’s time and attention are focused on the most critical challenges and opportunities facing the company. His combined role enables decisive leadership, ensures clear accountability, facilitates an efficient board process, and enhances our ability to communicate the company’s message and strategy clearly and consistently to our stockholders, employees and customers.

Our board of directors recognizes the importance of having a strong independent board leadership structure to ensure accountability and to facilitate the effective performance of the board in its role of providing effective oversight of management. In 2013, our board established the position of lead independent director. Mr. Madden has served as lead independent director since 2013. On April 1, 2019, he was appointed to serve a third three-year term as lead independent director, which expires April 1, 2022. The lead independent director serves as a liaison between Mr. Armstrong and the independent directors, works with Mr. Armstrong in setting the agendas for board meetings and, in Mr. Armstrong’s absence, chairs regular sessions of the board. The lead independent director also sets the agenda and presides at all executive sessions of the independent directors. The lead independent director may be removed or replaced at any time with or without cause by a majority vote of our independent directors. In addition, our three standing committees are composed entirely of independent directors, and have the power and authority to engage legal, financial and other advisors as they may deem necessary, without consulting or obtaining the approval of the full board or management.

Board and Committee Meeting Attendance

Our board of directors held a total of five meetings during 2019. During 2019, none of our incumbent directors attended fewer than 75 percent of the aggregate of the total number of meetings of the board and all committees of the board on which he or she served. Directors are invited but not required to attend annual meetings of our stockholders. Messrs. Armstrong and Porter attended our 2019 annual meeting of stockholders.

Board Committees

To provide for effective direction and management of our business, our board has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee is composed entirely of independent directors. Each committee operates under a written charter adopted by our board. All of the committee charters are available on our website at stratusproperties.com under Investors–Corporate Governance. The following table identifies the current committee members, including each committee chair.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Ella G. Benson		X

James E. Joseph	X	X	Chair

James C. Leslie	X	Chair

Michael D. Madden	Chair	X	X

Charles W. Porter	X		X

Audit Committee. The audit committee assists the board in fulfilling its oversight responsibilities related to (1) the effectiveness of the company’s internal control over financial reporting; (2) the integrity of the company’s financial statements; (3) the company’s compliance with legal and regulatory requirements; (4) the qualifications and independence of the company’s independent registered public accounting firm; (5) the performance of the company’s independent registered public accounting firm and internal audit firm; and (6) review and approval or ratification of any transaction that would require disclosure under Item 404 of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). Please refer to the “Audit Committee Report” included in this proxy statement for more information. The audit committee held four meetings in 2019.

Compensation Committee. The compensation committee assists the board in fulfilling its oversight responsibilities by (1) discharging the board’s responsibilities relating to the compensation of our executive officers; and (2) administering our cash-based and equity-based incentive compensation programs. Please refer to “Compensation Committee Procedures” included in this proxy statement for more information. The compensation committee held one meeting in 2019.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities by (1) identifying, considering and recommending to the board candidates to be nominated for election or re-election to the board at each annual meeting of our stockholders or as necessary to fill vacancies and newly created directorships; (2) monitoring the composition of the board and its committees and making recommendations to the board on the membership of the committees; (3) overseeing the company’s corporate governance practices and procedures, including maintaining our corporate governance guidelines and recommending to the board any desirable changes; (4) reviewing and, as necessary, making recommendations to the board with respect to stockholder proposals; (5) evaluating the effectiveness of the board and its committees; (6) overseeing the form and amount of director compensation; and (7) addressing any related matters required by the federal securities laws or The NASDAQ Stock Market, LLC (“NASDAQ”). The nominating and corporate governance committee held two meetings in 2019.

Board and Committee Independence

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, our board of directors has affirmatively determined that none of Ms. Benson and Messrs. Joseph, Leslie, Madden, and Porter has, nor did Mr. Schweitzer during his tenure as a director have, any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each is independent as defined in the director independence standards of NASDAQ, as currently in effect. In making these determinations, our board, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, our board and legal counsel considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management, including the relationships described in “Consideration of Director Nominees” and in “Certain Transactions” below.

Our board of directors has determined that each of the members of the audit, compensation and nominating and corporate governance committees has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit and compensation committees) set forth in the applicable NASDAQ listing standards and SEC rules. In addition, our board of directors has determined that each of Messrs. Joseph, Leslie, Madden and Porter qualifies as an “audit committee financial expert,” as such term is defined by SEC rules.

Compensation Committee Procedures

The compensation committee has the sole authority to set annual compensation amounts and annual incentive program criteria for our executive officers, evaluate the performance of our executive officers, and make awards to our executive officers under our cash-based and equity-based incentive programs. The committee also reviews, approves and recommends to our board of directors any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers, as well as any proposed contract under which compensation is awarded to one of our executive officers. The compensation committee oversees our assessment of whether our compensation policies and practices are likely to expose the company to material risks. The committee may form subcommittees and delegate responsibilities and authority to such subcommittees in its sole discretion, to the extent consistent with the committee’s charter, our certificate of incorporation or by-laws, and applicable law.

If equity awards are granted in a given year, in accordance with the committee’s written policies, such awards are generally granted at a committee meeting in the first fiscal quarter of the year. To the extent the committee approves any special awards at other times during the year, such awards will be made during an open window period when our executive officers and directors are permitted to trade in our securities.

The terms of our stock incentive plans permit the committee to delegate to one or more officers of the company its authority to make awards to employees other than those subject to Section 16 of the

Exchange Act. The committee has delegated authority to the chairman of our board to grant or modify awards to such employees, subject to the following conditions:

•	no individual grant may relate to more than 3,000 shares of our common stock;

•	such grants must be made during an open window period and must be approved in writing, the grant date being the date of such written approval;

•	the exercise price of any options granted may not be less than the fair market value of our common stock on the grant date; and

•	the officer must report any such grants to the committee at its next meeting.

The compensation committee has in the past engaged an independent executive compensation consultant to advise the compensation committee on matters related to executive compensation, and will engage such consultants in the future, as the compensation committee determines to be advisable. Please refer to the section titled “Executive Officer Compensation—Compensation Discussion and Analysis” for more information related to the independent executive compensation consultant.

Board Evaluation Process

The nominating and corporate governance committee is responsible for overseeing the annual performance evaluation of our board, which is a multi-step process designed to evaluate the performance of our board and each of its committees, as follows:

STEP 1: Confidential Evaluations

Annually, each director completes an evaluation of the full board. The evaluation is intended to provide each director with an opportunity to evaluate performance for the purpose of improving board and committee processes and effectiveness. The detailed evaluation questionnaire seeks quantitative ratings and subjective comments in key areas of board practice, and asks each director to evaluate how well our board and its committees operate and to make suggestions for improvements. These key areas include assessment of board composition, meeting procedures, allocation and delegation of responsibilities among our board and its committees and adequacy and availability of resources.

STEP 2: Board Summary

The nominating and corporate governance committee reviews the results and presents its assessment of board performance, including of its committees, to the full board. As needed, the nominating and corporate governance committee recommends improvements for the board to consider implementing.

STEP 3: Recommendations Implemented	Based on the results and recommendations presented by the nominating and corporate governance committee, board and company practices and policies are updated, as appropriate.

Board’s Role in Oversight of Risk Management

Our board of directors as a whole is responsible for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report to the full board. In its risk oversight role, our board of directors reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company, including financial and operational risks.

Our board believes that full and open communication between senior management and our board is essential to effective risk oversight. Our lead independent director regularly meets with our chairman, president and chief executive officer to discuss a variety of matters, including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled board meetings where they make presentations to our board on various strategic matters involving our operations and are available to address any questions or concerns raised by our board on risk management or any other matters. Our board oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of the company’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

While our board is ultimately responsible for risk oversight, its committees assist the board in fulfilling its oversight responsibilities with respect to certain areas of risk. As set forth in its charter, the audit committee is responsible for reviewing and discussing with management, the internal audit firm and our independent registered public accounting firm any guidelines and policies relating to risk assessment and risk management, and the steps management has taken to monitor, control and minimize the company’s major financial risk exposures, if any. The audit committee also discusses with the internal audit firm and our independent registered public accounting firm the results of their processes to assess risk in the context of their respective audit engagements. The audit committee also assists our board in fulfilling its oversight responsibilities by monitoring the effectiveness of the company’s internal control over financial reporting and legal and regulatory compliance. Our internal audit firm and independent registered public accounting firm meet periodically in executive session with the audit committee. The audit committee regularly reports on these matters to the full board. As set forth in its charter, the compensation committee is responsible for overseeing the company’s assessment of whether its compensation policies and practices are likely to expose the company to material risks and, in consultation with management, is responsible for overseeing the company’s compliance with regulations governing executive compensation. The nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risks associated with our board leadership structure and corporate governance matters.

Director and Executive Officer Stock Ownership Guidelines

Our board of directors adopted stock ownership guidelines applicable to our non-employee directors and our executive officers. The guidelines for non-employee directors are administered by the nominating and corporate governance committee and the guidelines for our executives are administered by the compensation committee.

Under the guidelines, each non-employee director is expected to maintain ownership of company stock valued at three times his or her annual retainer, which is currently $35,000. See “Director Compensation.” Our president and chief executive officer, Mr. Armstrong, is expected to maintain ownership of company stock valued at three times his base salary and our chief financial officer, Ms. Pickens, is expected to maintain ownership of company stock valued at her base salary. The value of the stock ownership is calculated based on the three-year trailing average monthly stock price. Shares of our common stock currently owned, but not pledged, and shares issuable upon the vesting of outstanding restricted stock units (“RSUs”) count as stock owned for purposes of the stock ownership guidelines. Performance-based equity awards and shares owned on behalf a spouse or children do not count toward the target level. Finally, shares held in trust may also be included; however, due to the complexities of the trust laws, the decision to include the shares will be made on a case-by-case basis after reviewing the nature of the specific trust involved and considering whether the executive has maintained a pecuniary interest in the shares. As of December 31, 2019, both of our executive officers and each of our current non-employee directors exceeded their target stock ownership levels, as applicable.

Anti-Hedging and Anti-Pledging Policies

Under our Insider Trading Policy, our directors and officers (defined as “insiders”) are prohibited from engaging in hedging transactions related to the company’s securities. Specifically, our anti-hedging policy reads as follows:

Transactions in publicly traded options are generally short-term in nature and may give the public the perception that insiders are not focused on the long-term performance of the Company. Certain forms of hedging transactions are complex, may be perceived negatively by the public and can present unique insider trading risks. Accordingly, insiders are prohibited from engaging in such transactions.

In addition, effective March  2, 2016, the Insider Trading Policy prohibits insiders from entering into new pledges of the company’s securities.

Consideration of Director Nominees

The identification and evaluation of qualified directors is a complex and subjective process that requires consideration of many intangible factors and will be significantly influenced by the particular needs of the board from time to time. The nominating and corporate governance committee believes that each potential director nominee should be evaluated based on his or her individual merits, taking into account the company’s needs and the composition of the board at the time.

In evaluating nominees for membership on our board of directors, the nominating and corporate governance committee will apply the board membership criteria set forth in our corporate governance guidelines. In selecting nominees, the nominating and corporate governance committee will seek to have a board of directors that represents a diverse range of perspectives and experience relevant to the company. The nominating and corporate governance committee will take into account many factors, including personal and professional integrity, a general understanding of the industry in which we operate, corporate finance and other matters relevant to the successful management of a publicly-traded company in today’s business environment, educational and professional background, independence, diversity and the ability and willingness to work cooperatively with other members of our board and with senior management. The nominating and corporate governance committee will also evaluate each individual in the context of our board as a whole, with the objective of recommending nominees who can best advance the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee will also consider the director’s past attendance at meetings and participation in and contributions to the activities of our board.

The nominating and corporate governance committee regularly reviews the composition and size of the board to assess whether the size of our board is appropriate and whether any vacancies on our board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the nominating and corporate governance committee will consider various potential candidates, who may come to the nominating and corporate governance committee’s attention through professional search firms, stockholders or other persons. Each candidate brought to the attention of the nominating and corporate governance committee, regardless of who recommended such candidate, will be considered on the basis of the criteria set forth above.

Effective March 12, 2020, upon the recommendation of the nominating and corporate governance committee, the board of directors reclassified Mr. Porter as a Class II director to fill the vacancy resulting from Mr. Schweitzer’s death and decreased the size of the board of directors from seven directors to six directors. Mr. Porter will serve as a Class II director until the 2021 annual meeting of stockholders, or until his successor is elected and qualified or his earlier death, resignation removal or retirement.

Pursuant to an Investor Rights Agreement with Moffett Holdings, L.L.C. (“MHLLC”) dated March 15, 2012 (the “Investor Rights Agreement”), and subsequently assigned to LCHM Holdings, LLC (“LCHM Holdings”), Mr. Porter was appointed to our board as the designated director of MHLLC and subsequently, LCHM Holdings. Mr. Porter continues to serve as the designated director of LCHM Holdings pursuant to the Investor Rights Agreement, and his current term as a Class II director expires at the 2021 annual meeting of stockholders. For more information, see “Certain Transactions.”

Pursuant to a Board Representation and Standstill Agreement with Oasis Management Company, Ltd., Oasis Investments II Master Fund Ltd. and Oasis Capital Partners (Texas) Inc. (collectively “Oasis”) dated January 11, 2017, Ms. Benson was appointed to our board as a Class III director with a term expiring at the 2022 annual meeting of stockholders and as a member of the compensation committee.

The nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates for consideration by the nominating and corporate governance committee by submitting the names and supporting information to our Corporate Secretary, Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, Texas 78701. Supporting information should include (a) the name and address of each of the candidate and proposing stockholder; (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director, taking into account the criteria identified in our corporate governance guidelines; (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder; and (d) a letter in writing from the candidate stating his or her willingness to serve, if elected as a director.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual meeting of stockholders. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than the close of business on January 7, 2021. If the date of next year’s annual meeting is moved to a date more than 30 days before or 90 days after the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2021 annual meeting or 10 days following the public announcement of the date of the 2021 annual meeting. Any stockholder submitting a nomination under our by-laws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including such nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to our Corporate Secretary, Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, Texas 78701. Candidates nominated by stockholders will be evaluated under the same criteria as other director nominees. Please see our by-laws for detailed information regarding the process by which a stockholder may nominate a director at meetings of our stockholders. No director candidates were nominated by stockholders as required pursuant to our by-laws for consideration at the 2020 annual meeting of stockholders.

Board Skills Matrix

Our board strives to maintain independence of thought and diverse professional experience among its membership. Our nominating and corporate governance committee seeks to have a board that represents a diverse range of perspectives and experience relevant to the company. The table below highlights the diversity of experience and skills that each of our current directors and director nominees brings to the company and which was considered by our nominating and corporate governance committee in evaluating the composition of our board.

Skill	Description	Number of Directors
CEO / Executive Management Experience

Experience in senior leadership positions provides practical insights in developing and implementing business strategy, maintaining effective operations and driving growth in order to achieve our strategic goals.

4 of 6 directors

Real Estate and Related Industry Experience	Experience in real estate and related industries provides a deeper understanding of our key business segments, operations, and key performance indicators in a competitive environment.	5 of 6 directors

Other Public Company Board Experience

Directors who serve or have served on the boards and board committees of other public companies demonstrate a deep understanding of corporate governance standards and best practices of public company boards.

3 of 6 directors

Risk Management / Strategic Planning Experience	Experience in risk management and strategic planning is critical to oversight of the strategic direction of the company and the risks that could impact the company’s strategic goals.	6 of 6 directors

Public and Private Investment Experience	Experience overseeing investments and investment decisions allows directors to advise the company in formulating its business strategy and capital allocation priorities.	3 of 6 directors

Banking / Finance Experience	Experience overseeing financing transactions provides the knowledge and skills necessary to evaluate and oversee the company’s design and implementation of financing strategies.	5 of 6 directors

Accounting and Financial Reporting Experience

Experience as an accountant, auditor, financial advisor or other similar experience is critical to oversight of the preparation and audit of our financial statements and compliance with various related regulatory requirements and standards.

5 of 6 directors

Independent directors comprise 83% of our board. Our directors represent a range of tenure and overall experience, which contributes to a variety of perspectives and ensures transition of knowledge from longer-serving members to newer members of our board. We have a comprehensive mix of new and long-standing directors, with two directors serving on our board for 5 years or less, one director serving for more than 5 years but less than 10 years, and three having served for 20 years or more. Our directors range from 34 to 71 years of age. The average age of our directors is 58.5 and the average age of our independent directors is 59.2, compared to an average age of 62.7 for independent directors at S&P 500 companies according to the 2019 Spencer Stuart Board Index. In 2017, Ms. Benson was appointed to our board, expanding the board’s gender diversity representation. Our nominating and corporate governance committee remains committed to an ongoing review of the board’s composition to ensure that we continue to have the right mix of skills, background, diversity and tenure as we continue to address challenges and position the company for long-term success.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our board, or the non-employee directors as a group, by writing to the director or directors at the following address: Stratus Properties Inc., Attn: Board of Directors or the name of the individual director or directors, 212 Lavaca Street, Suite 300, Austin, Texas 78701. The communication will be forwarded to the appropriate director or directors.

We engage in regular dialogue with shareholders and shareholders’ representatives representing over 40% of our outstanding common stock, including shareholders representing 21.3% of our outstanding common stock who have director designees on our Board.

Director Compensation

We use a combination of cash and equity-based compensation to compensate our non-employee directors. In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors, as well as the skill-level required to be an effective member of our board. We also seek to align the directors’ compensation with our stockholders’ interest by delivering a portion of that compensation in the form of equity.

The nominating and corporate governance committee reviews the form and amount of director compensation and makes recommendations to the full board. Our director compensation program has not been revised since 2017, when it was revised upon the recommendation of the board’s independent compensation consultant, FPL Associates L.P. (“FPL”). FPL reviewed our non-employee director compensation program in light of prevailing market practices and recommended certain changes to our director compensation program, which have been in effect since January 1, 2018.

2019 Cash Compensation

During 2019, each non-employee director received an annual fee consisting of, as applicable:

•	$35,000 for serving on our board;

•	$7,500 for serving on our audit committee (excluding the chair);

•	$17,500 for serving as chair of the audit committee;

•	$6,000 for serving on our compensation committee (excluding the chair);

•	$12,500 for serving as chair of the compensation committee;

•	$5,000 for serving on our nominating and corporate governance committee (excluding the chair);

•	$10,000 for serving as chair of the nominating and corporate governance committee; and

•	$25,000 for serving as lead independent director.

In addition, each director received reimbursement for reasonable out of pocket expenses incurred in attending board and committee meetings. Directors do not receive meeting attendance fees.

2019 Equity-Based Compensation

On September 1, 2019, each non-employee director was granted RSUs with a target grant date value of $45,000, resulting in a grant of 1,700 RSUs. The RSUs vest ratably over the first four anniversaries of the grant date, with pro-rata vesting acceleration in the event that the non-employee director dies, incurs a disability or retires, and full vesting acceleration in the event that we incur a qualifying change of control. Each RSU entitles the director to receive one share of our common stock upon vesting. See “Executive Officer Compensation—Potential Payments upon Termination or Change in Control” for definitions of “disability” and “change of control” used for purposes of these RSU acceleration provisions.

2019 Director Compensation

The table below summarizes the total compensation paid to or earned by our non-employee directors during 2019. The amount included in the “Stock Awards” column reflects the aggregate grant date fair value of the RSUs, and does not necessarily equate to the income that will ultimately be realized by the director for these stock awards. Mr. Armstrong’s compensation is reflected in the 2019 Summary Compensation Table in the section titled “Executive Officer Compensation.”

Director Compensation

Name of Director	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Ella G. Benson	$41,000	$44,710	$85,710
James E. Joseph	58,500	44,710	103,210
James C. Leslie	55,000	44,710	99,710
Michael D. Madden	88,500	44,710	133,210
Charles W. Porter	47,500	44,710	92,210
John C. Schweitzer (2)	48,500	44,710	93,210

(1)

On September 1, 2019, each non-employee director was granted 1,700 RSUs. Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant, or on the previous trading day if no sales occur on that date, at the closing price per share of our common stock. As of December 31, 2019, Messrs. Joseph, Leslie, Madden, Porter and Schweitzer each had 4,250 RSUs outstanding, Ms. Benson had 3,750 RSUs outstanding, and Mr. Madden had 5,000 outstanding vested stock options.

(2)	Mr. Schweitzer passed away on February 15, 2020.

Proposal No. 1: Election of Directors

In accordance with our by-laws, our board of directors has fixed the current number of directors at six. The table below shows the current members of the different classes of our board and the expiration of their current terms.

Class	Expiration of Term	Current Class Members

Class I	2020 Annual Meeting of Stockholders	James E. Joseph Michael D. Madden

Class II	2021 Annual Meeting of Stockholders	James C. Leslie Charles W. Porter

Class III	2022 Annual Meeting of Stockholders	William H. Armstrong III Ella G. Benson

Upon the recommendation of our nominating and corporate governance committee, our board of directors has nominated James E. Joseph and Michael D. Madden for election at our 2020 annual meeting to serve as Class I directors, each for a three-year term. Messrs. Joseph and Madden have each consented to being named as a nominee in this proxy statement and to serve as a director if elected. The persons named as proxies on the enclosed proxy card intend to vote your shares of our common stock for the election of each of the two Class I director nominees, unless otherwise directed. If, contrary to our present expectations, either of the nominees is unable to serve or for good cause will not serve, your proxy will be voted for a substitute nominee designated by our board of directors, unless otherwise directed.

Vote Required to Elect Director Nominees

Under our by-laws, our directors are elected by a plurality of shares voted. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR OUR TWO CLASS I DIRECTOR NOMINEES, MESSRS. JOSEPH AND MADDEN.

Information About Nominees and Continuing Directors

The table below provides certain information as of March 24, 2020, with respect to the director nominees, James E. Joseph and Michael D. Madden, and each other director whose term will continue after the annual meeting. The biography of each of the directors contains information regarding the person’s business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that led our nominating and corporate governance committee and our board to determine that the person should be nominated to serve as a director of the company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Name of Director	Principal Occupation, Business Experience and Other Public Company Directorships
William H. Armstrong III Age: 55 Director Since: 1998

Chairman of the Board, President and Chief Executive Officer of the company from 1998 to present. President, Chief Operating Officer and Chief Financial Officer of the company from 1996 to 1998. Director of Moody National REIT II, Inc., a publicly traded real estate investment trust, since September 2017. Director of Moody National REIT I, Inc., a publicly traded real estate investment trust, from September 2008 until September 2017. Active member of the Finance Committee of the U.S. Green Building Council, a Washington, D.C.-based non-profit organization, and the National Association of Real Estate Investment Trusts (“Nareit”), the Urban Land Institute and the Real Estate Council of Austin. Holds a B.A. in Economics from The University of Colorado.

Mr. Armstrong’s 30-year career in real estate and over 25 years of leadership experience with the company make him highly qualified to lead our board of directors. He has been employed by the company since its inception in 1992, and has served as President since August 1996, Chief Executive Officer since May 1998 and Chairman of the Board since August 1998. He has built a highly regarded reputation in the real estate industry and has deep experience in and understanding of the Austin, Texas area, where most of our assets are located. He has long-standing, established relationships with tenants, lenders, regulators, community stakeholder groups, the City of Austin and the State of Texas. Mr. Armstrong’s strong leadership skills and comprehensive understanding of the company and its management, operations and financial requirements make him highly qualified to guide the company’s business strategy.

Ella G. Benson Age: 34 Director Since: 2017

Director and analyst at Oasis Capital Advisors LLC, a private investment management firm, from December 2013 to present. Analyst at GAM USA, Inc., an independent global asset management firm, from November 2009 to November 2013. Analyst at Greenhill and Company, an investment bank, from June 2008 to November 2009 and from June to August of 2007. Holds a Bachelor of Business Administration in Finance from the McCombs School of Business at the University of Texas at Austin.

Oasis Capital Advisors LLC is an affiliate of Oasis Management Company, Ltd., a private investment management firm headquartered in Hong Kong with its United States headquarters in Austin, Texas. Ms. Benson’s experience in working with public companies that are undergoing strategic transitions makes her a valuable addition to our board of directors. In addition, her experience in analyzing financial

Name of Director	Principal Occupation, Business Experience and Other Public Company Directorships

statements and capital allocation decisions will help provide positive contributions and an institutional shareholder perspective to judgments made at the board level.

Ms. Benson is the designated director of Oasis pursuant to a Board Representation and Standstill Agreement between us and Oasis Management Company, Ltd., Oasis Investments II Master Fund Ltd. and Oasis Capital Partners (Texas) Inc. dated January 11, 2017.

James E. Joseph Age: 59 Director Since: 2015

Dean of the Madden School of Business at Le Moyne College from 2014 to present and Executive-in-Residence from 2012 to 2014. President and Chief Executive Officer of Oneida Ltd. (“Oneida”), one of the world’s largest designers, marketers, and distributors of housewares products, from 2007 to 2012. President of Oneida from 2006 to 2007. Executive Vice President, Worldwide Sales and Marketing of Oneida from 2005 to 2006. Senior Vice President, Food Service of Oneida from 2000 to 2005. Senior Vice President, International Operations of Oneida from 1995 to 2000. Inducted as an honorary member of the Cornell Hotel Society at Cornell University’s School of Hotel Administration in 2010. Fellow at the Culinary Institute of America from 2009 through 2012. Member of the board of directors of the Oneida Group, formerly known as EveryWare Global, Inc., a previously publicly traded company and the parent company of Oneida Ltd. from 2012 to 2013. Holds an M.P.A. from the Maxwell School of Citizenship and Public Affairs at Syracuse University and a B.S. in Accounting from Le Moyne College.

Mr. Joseph has over 25 years of experience in the consumer products, hospitality and entertainment industries, including experience as a chief executive officer, making him highly qualified to serve as a member of our board of directors and as chair of our nominating and corporate governance committee. His leadership role in the dramatic turnaround of Oneida, which regained significant profitability and significantly reduced debt during Mr. Joseph’s tenure as president and chief executive officer, allows Mr. Joseph to provide valuable guidance regarding the company’s business strategy.

James C. Leslie Age: 64 Director Since: 1996

Managing Principal of Wolverine Interests LLC, a commercial real estate investment firm, since 2001. Member of of the board of directors of Dougherty’s Pharmacy, Inc. (formerly Ascendant Solutions, Inc.), a publicly traded company focused on the acquisition, management and growth of community-based pharmacies in the southwest region, since 2002, Chairman of the board of directors from 2002 until June 2019, and Interim President and Chief Financial Officer from 2018 until February 2019. President of Leslie Enterprises, L.P., a private equity firm, since 2001. President of JamJen, Inc., a services company, since 2001. Chief Executive Officer from 2012 to 2015 and director from 2002 to 2012 of Cresa Partners, LLC, a national tenant representation and real estate advisory services firm. Director, President and Chief Operating Officer of The Staubach Company, a commercial real estate services firm, from 1996 to 2001. President of Staubach Financial Services from 1992 to 1996. Chief Financial Officer of The Staubach Company from 1982 to 1992. Holds an M.B.A. in Accounting and

Name of Director	Principal Occupation, Business Experience and Other Public Company Directorships

Finance from the University of Michigan and a B.S. in Mathematics from the University of Nebraska.

Mr. Leslie’s over 35 years of leadership experience in the real estate industry make him highly qualified to serve as a member of our board of directors and to lead our compensation committee. His investment and development experience as well as his extensive management experience acquired as president and chief operating officer of a commercial real estate services firm provide him with vast knowledge of financial, accounting, regulatory and administrative matters, particularly in the real estate industry. Mr. Leslie has also been involved with entrepreneurs and emerging companies consistently during his career and has been instrumental in the creation of over fifty companies. Through his significant business experience, he provides valuable insights with respect to strategies and solutions addressed at the board level.

Michael D. Madden Age: 71 Director Since: 1992

Managing Partner and co-founder of BlackEagle Partners, LLC (formerly Centurion Capital Partners LLC), a private equity firm, from April 2005 to present. Chairman of the Board of Hanover Advisors L.L.C., investment bankers, since 1995. Director of US LBM Holdings, Inc., a specialty building materials distributor, since April 2017. Partner of Questor Management Co., merchant bankers, from 1999 to 2005. Partner at Beacon Group Holdings, a merchant bank, from 1996 to 1999. Vice Chairman of Paine Webber Inc., an investment bank, from 1994 to 1995. Executive Vice President and Chief Origination Officer during 1994, and Executive Managing Director and Head of Global Business Development of Kidder Peabody & Co., Inc., an investment bank, from 1993 to 1994. Holds an M.B.A. in Finance from the University of Pennsylvania, Wharton School of Business and a B.A. in Economics from LeMoyne College.

Mr. Madden has been an investment banker for more than 30 years and in that role has advised multiple public and private companies, making him a valuable member of our board of directors. Mr. Madden has extensive knowledge of capital markets and finance, which is invaluable to our board’s planning for the company’s capital and liquidity needs. His business experience allows him to provide strategic insight in the areas of finance and accounting and positions him well to serve as our lead independent director and as chair of our audit committee.

Charles W. Porter Age: 68 Director Since: 2012

Chief Operating Officer of MG Holdings Services, LLC, a private asset management company, from 2014 to present. Advisor and Consultant to Moffett Holdings, L.L.C., a private, closely-held family company, from August 2008 to present. General Manager of Sheraton Steamboat Resort, managed by Starwood Hotels & Resorts Worldwide, Inc., from 1989 to 2008. Holds a Certified Hotel Administrator certification from the American Hotel & Lodging Association Educational Institution.

Mr. Porter’s over 35 years of experience in the hospitality industry, as well as experience in conceptualizing and planning two residential single-family developments and a condominium tower through entitlements, financing, construction, documentation and sales, provide him with a

Name of Director	Principal Occupation, Business Experience and Other Public Company Directorships

wealth of knowledge regarding real estate operations and make him highly qualified to serve on our board of directors.

Mr. Porter is the designated director of LCHM Holdings pursuant to the Investor Rights Agreement dated March 15, 2012. See “Certain Transactions” for additional information.

Stock Ownership of Directors, Director Nominees and Executive Officers

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through our stock ownership guidelines applicable to our directors and executive officers.

The table below shows the amount of our common stock beneficially owned as of the record date, March 24, 2020, by each of our directors, our director nominees and our president and chief executive officer and chief financial officer (such officers together being our named executive officers). Unless otherwise indicated, all shares shown are held with sole voting and investment power.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned (1)(2)		Percent of Outstanding Shares (3)

William H. Armstrong III (4)	501,999		6.1%

Erin D. Pickens (5)	32,221		*

Ella G. Benson	1,350		*

James E. Joseph	2,850		*

James C. Leslie	47,180		*

Michael D. Madden	36,850	(6)	*

Charles W. Porter	11,850		*

All directors and executive officers as a group (7 persons)	634,300		7.7%

*	Ownership is less than one percent.

(1)	Reflects our common stock that could be acquired within sixty days of the March 24, 2020, record date, upon the exercise of options granted pursuant to our stock incentive plans.

(2)

Each beneficial owner holds the following unvested RSUs, which are not included in the table above. For more information regarding the RSUs, see “Director Compensation—2019 Equity-Based Compensation” and “Executive Officer Compensation—Compensation Discussion and Analysis—Components of Executive Compensation—Long-Term Incentive Awards.”

Name of Beneficial Owner	RSUs
William H. Armstrong III	43,000
Erin D. Pickens	7,000
Ella G. Benson	3,750
James E. Joseph	4,250
James C. Leslie	4,250
Michael D. Madden	4,250
Charles W. Porter	4,250

(3)	Based on 8,210,139 shares of our common stock outstanding as of March 24, 2020.

(4)

Includes 3,250 shares held in his individual retirement account. Mr. Armstrong has pledged 363,489 shares of our common stock to secure a line of credit, which pledge occurred prior to March 3, 2016 under the company’s grandfathered pledge policy. Mr. Armstrong’s address is 212 Lavaca Street, Suite 300, Austin, TX 78701.

(5)	Holds shares of our common stock with her husband in a joint account, through which they share voting power.

(6)	Includes 5,000 shares issuable upon the exercise of stock options.

Stock Ownership of Certain Beneficial Owners

Based on filings with the SEC, the table below shows the beneficial owners of more than five percent of our outstanding common stock other than Mr. Armstrong, whose beneficial ownership is reflected in the table in the section above titled “Stock Ownership of Directors, Director Nominees and Executive Officers.” Unless otherwise indicated, all information is presented as of March 24, 2020, and all shares beneficially owned are held with sole voting and investment power.

Name and Address of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Outstanding Shares (1)

Ingalls & Snyder LLC (2) 1325 Avenue of the Americas New York, New York 10019	1,281,013	15.6%

Oasis Management Company Ltd. (3) 21/F Man Yee Building 68 Des Vouex Road, Central Hong Kong	1,123,065	13.7%

LCHM Holdings, LLC (4) 3300 W. Esplanade Avenue, Suite 100 Metairie, Louisiana 70002	625,000	7.6%

Dimensional Fund Advisors LP (5) Building One 6300 Bee Cave Road Austin, Texas 78746	506,666	6.2%

Kennedy Capital Management, Inc. (6) 10829 Olive Boulevard St. Louis, Missouri 63141	446,166	5.4%

(1)	Based on 8,210,139 shares of our common stock outstanding as of March 24, 2020.

(2)

Based on an amended Schedule 13G filed with the SEC on February 7, 2020. Ingalls & Snyder LLC (“Ingalls & Snyder”) is a registered broker dealer and a registered investment advisor. Amounts reported include shares owned by clients of Ingalls & Snyder in accounts managed under investment advisory contracts. Ingalls & Snyder has no voting power but shares investment power over all of the shares of our common stock reported.

(3)

Based on an amended Schedule 13D and a Form 4 filed with the SEC on January 13, 2017 and December 13, 2019, respectively. Oasis Management Company Ltd. and its affiliates share voting and investment power over all of the shares of our common stock reported.

(4)

Based on a Schedule 13D filed with the SEC on March 5, 2014, jointly by LCHM Holdings, James R. Moffett, Jr. and Louise H. Moffett. LCHM Holdings, Mr. Moffett and Ms. Moffett share voting and investment power over all of the shares of our common stock reported.

(5)

Based on an amended Schedule 13G filed with the SEC on February 12, 2020. Dimensional Fund Advisors LP, a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain of the Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of our common stock reported, and may be deemed to be the beneficial owner of such shares of our common stock. However, all shares of our common stock reported in the amended Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such shares of our common stock. As reported in the Schedule 13G/A, Dimensional has sole voting power over 501,017 shares of our common stock and sole investment power over 506,666 shares of our common stock.

(6)	Based on a Schedule 13G filed with the SEC on February 14, 2020. Kennedy Capital Management, Inc. has sole voting power and sole investment power over 446,166 shares of our common stock.

Executive Officer Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our president and chief executive officer and our chief financial officer (our only executive officers, referred to as our named executive officers or NEOs). Our named executive officers for 2019 are:

•	William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer; and

•	Erin D. Pickens, Senior Vice President and Chief Financial Officer.

Executive Summary

We are a diversified real estate company with headquarters in Austin, Texas. We are engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, and multi-family and single-family residential real estate properties located in the Austin, Texas area and other select, fast-growing markets in Texas.

2019 Performance Highlights.

During 2019, the company:

•

Announced an agreement to sell Block 21, a mixed-use development in downtown Austin, Texas, that contains the W Austin Hotel and office, retail and entertainment space, to Ryman Hospitality Properties, Inc. for $275 million. The transaction is expected to close in the second quarter of 2020, and Stratus expects to record an approximate $130 million pre-tax gain based on December 31, 2019, balances.

•

Generated a cumulative total stockholder return of 133% over the five years ended December 31, 2019, which exceeded the returns of the S&P 500 index (74%) and the Dow Jones U.S. Real Estate Index (49%), and significantly exceeded comparable returns from our peer real estate-related companies (-2%). Our peer real estate-related companies appear on page 27.

•

Refinanced The Santal, a 448-unit, garden-style, multi-family project in Barton Creek by closing on a $75.0 million loan and using $57.9 million of the proceeds to repay, in full, all outstanding Santal construction loans.

•	Completed the sales of Barton Creek Village, a 22,366-square-foot retail building for $7.7 million, and a retail pad subject to a ground lease located in the Circle C community for $3.2 million.

•	Net loss attributable to common stockholders totaled $2.5 million, $0.30 per share, for 2019, compared with a net loss attributable to common stockholders of $4.0 million, $0.49 per share, for 2018.

•

EBITDA totaled $6.8 million for 2019, compared with a loss of $3.0 million for 2018. Both amounts are adjusted to exclude the results from the Block 21 discontinued operations. EBITDA is a non-GAAP measure. Please refer to Annex A to this proxy statement for a reconciliation of this measure and other information regarding our calculation of EBITDA.

•

Leasing operations revenue for 2019 increased by 98 percent to $16.2 million, compared with 2018, while real estate operations revenues for 2019 decreased by 18 percent to $13.8 million, compared with 2018. Consolidated operating income increased by $8.5 million, compared with 2018, to $1.2 million for 2019.

•

As of December 31, 2019, consolidated debt totaled $224.6 million, with $15.6 million available under Stratus’ credit facility, and consolidated cash totaled $8.8 million, which excludes debt and cash included in the Block 21 discontinued operations.

•	Completed the construction of The Saint Mary, a 240-unit luxury garden-style apartment project in the Circle C community.

•

Completed construction of two retail buildings at Kingwood Place, an H-E-B, L.P. (HEB)-anchored, mixed-use project in Kingwood, Texas. In addition, the HEB grocery store at Kingwood Place was completed and opened in November 2019.

•	Sold 18 developed properties for a total of $13.5 million, including 2 Amarra Drive Phase II lots, 14 Amarra Drive Phase III lots and 2 Amarra Villas townhomes.

Executive Compensation Program at a Glance

Our executive compensation program has three primary elements: base salary, annual incentive awards and long-term incentive awards (including awards under our Profit Participation Incentive Plan (the “Profit Plan”) implemented in 2018. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on stockholder value creation over the long term.

Based on our performance and consistent with the design of our program, the compensation committee of our board, referred to in this CD&A as the “committee,” made the executive compensation payout decisions for 2019 noted in the table below. These payouts are aligned with the company’s business performance in 2019. The committee believes that the design and structure of the company’s incentive programs provide a direct link between company performance and pay outcomes for the executives, as described in later in this CD&A.

2019 Executive Compensation Program

Compensation Component	Characteristics	2019 Results/Actions
Base Salary	• Fixed cash compensation • Competitive level of base compensation, critical for attraction and retention	• The NEOs did not receive base salary increases during 2019
Annual Incentive Program	• Annual variable cash compensation based on performance • Focused on the executive’s efforts in maximizing annual operating and financial performance	• 2019 operating and financial performance resulted in annual incentive awards of $700,000 for our CEO and $160,000 for our CFO
• Efforts and accomplishments in connection with our development projects are not factored into awards under the annual incentive program
Long-Term Incentive (LTI) Program

•  Profit Plan awards – beginning in 2018, each award recipient, including our NEOs, may receive a bonus payout based on his or her interest in the profits pool generated by each of our development projects

•  Payouts are triggered by a capital transaction with respect to the project occurring prior to the third anniversary of the project’s substantial completion date (or as of such anniversary date if a capital transaction does not occur in that timeframe)

•  25% of the profit (as defined in the Profit Plan) from each development project (after return of the company’s costs and any capital contributions and a preferred return of 10% per annum) is set aside to fund the profit pool

•  Total cash payments for a given year to our NEOs are capped at four times the NEO’s base salary, and any amounts due in excess of that amount will be converted to an equivalent number of RSUs with a one-year vesting period

•  RSU awards – granted annually and vest ratably over a four-year period, enhancing stockholder alignment, retention, and development of long-term ownership by our NEOs

•  No payouts under the Profit Plan were earned in 2019; one new development project was added to the Profit Plan

•  During 2019, our NEOs received a payout of the performance-based RSUs granted in 2016; the payouts were equal to 50% of the target award based on the company’s NAV results for the 3-year performance period

Compensation Governance and Stockholder Engagement.

Our executive compensation program is designed and managed by the committee, which is comprised entirely of independent directors. Structuring a compensation program is a complex process that includes weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding various constituencies. The committee values stockholder perspectives as an element of the review process. The committee ensures it is aware of our stockholders’ views both through direct conversations with stockholders, including one large investor with a representative on the committee and another with a representative on our board, and through the broad feedback mechanism of our annual say-on-pay vote on executive compensation. At our 2019 annual meeting, approximately 80% of our investors supported the compensation of our named executive officers. The committee also seeks input from its independent compensation consultant from time to time and strives to incorporate compensation “best practices” into our program design, some of which are highlighted below and discussed elsewhere in this CD&A.

Executive Compensation Best Practices

➢	Annual Incentives Based on Performance – Our annual incentive bonus awards are not guaranteed, but are based on the committee’s evaluation of the company’s performance during the year.

➢

Long-Term Incentive Program Tied to Performance of Development Projects – In July 2018, the committee unanimously adopted the Profit Plan, which provides participants, including our executives, with economic incentives tied to the success of our development projects, a significant focus of our business.

➢	Clawback Policy – Performance-based awards are subject to a clawback provision.

➢

Anti-Pledging and Anti-Hedging Policies – Beginning in 2016, we prohibit our NEOs and directors from entering into new pledges of our securities, and we prohibit our NEOs from entering into hedging arrangements with respect to our securities.

➢

“Double Trigger” Equity Acceleration due to a Change of Control – RSUs will only accelerate upon a qualifying termination occurring within two years following a change of control. Further, awards under our Profit Plan do not accelerate upon a change of control.

➢

“Double Trigger” Change of Control Cash Payments – The severance and change of control agreements with our NEOs provide for change of control cash payments only upon a qualifying termination of employment.

➢

Engagement of Independent Compensation Consultant – From time to time, the committee, in its sole discretion, retains an independent compensation consultant who reports directly to the committee and does not provide any other services to management or the company.

➢

Executives Subject to Stock Ownership Guidelines – We expect our executive officers to maintain certain levels of ownership in our company, thus aligning their interests with our stockholders’ interests. Both of our NEOs currently exceed their ownership requirements. See “Stock Ownership Guidelines” below for more information.

➢	No Tax Gross-Ups – We do not provide any tax gross-ups to our NEOs.

Objectives of Our Compensation Program

The committee is responsible for designing, implementing, and administering our executive compensation program. The committee seeks to increase stockholder value by:

•	rewarding performance;

•	aligning the interests of the executive officers with the interests of our stockholders and our business strategy; and

•	providing a level of total compensation that will enable the company to attract and retain talented executive officers.

The committee believes compensation should reward achievement of business performance goals, recognize individual initiative and leadership and link the interests of the executive officers and our stockholders. As a result, as reflected in the graph below, the majority of our president and chief executive officer’s total compensation paid during the three-year period ended December 31, 2019 consisted of variable, at risk forms of pay that were dependent on our performance and the price of our common stock. The graph does not reflect the participation interests granted under the Profit Plan, as these long-term cash awards are not reflected in the Summary Compensation Table until payout.

Components of Executive Compensation

During 2019, our executive compensation program included four primary components: base salary, annual incentive awards, long-term incentive awards in the form of RSUs and participation interests in the Profit Plan. The first three components of the program are reflected in the 2019 Summary Compensation Table below. However, the participation interests in the Profit Plan, which reflect a cash-based long-term incentive award, are not included in the table and will only be reflected in the Summary Compensation Table in future years if our executive officers earn any payouts under the Profit Plan.

After reviewing these components of our compensation program, the committee believes that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the company.

Base Salaries.

Our philosophy is that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. Actual individual salary amounts reflect the committee’s judgment with respect to each executive officer’s responsibilities, performance, work experience and the individual’s historical salary level. With regard to our president and chief executive officer, our goal is to allocate more compensation to the variable, performance-dependent elements of the total compensation package. The committee did not increase our executive officers’ base salaries during 2019.

Annual Incentive Awards.

Under our annual incentive program for 2019, the annual incentive award was determined by the committee following the end of the year based on the participant’s level of responsibility for the company’s performance during the year after reviewing overall market conditions. As noted above, we have only two executive officers, and the committee’s decisions regarding annual incentive awards reflect its views as to the broad scope of responsibilities of each executive officer and its subjective assessment of each executive officer’s significant impact on the company’s overall success.

For 2019, annual cash incentives were a variable component of compensation designed to reward our executive officers for maximizing annual operating and financial performance. In prior years, the annual cash incentives were also based in part on our executive officers’ efforts in executing the company’s board–approved active development plan. However, given the adoption during 2018 of the Profit Plan, which provides our executive officers with an interest in the profit resulting from our development projects, the committee did not consider efforts or accomplishments in connection with the development projects when awarding annual cash incentives for 2019.

In March 2020, the committee evaluated the company’s accomplishments and performance during 2019, both independently and as compared to the peer group, the key roles of each of Mr. Armstrong and Ms. Pickens in those accomplishments, and each executive officer’s overall compensation. Although not impacting 2019 performance, the committee also believed it was important to consider the current and rapidly evolving COVID-19 pandemic, which is having a significant impact on the hotel and entertainment industries, including our Block 21 operations, as well as on the restaurant and retail tenants at our retail developments. As a result, despite the 2019 accomplishments noted below, the committee decided to decrease the annual incentive awards for 2019, and approved cash awards of $700,000 for Mr. Armstrong and $160,000 for Ms. Pickens, which amounts represent an approximate 20% reduction for each as compared to the annual incentive awards received for 2018. The committee also elected to increase the annual RSU grant for our executive officers for 2020, thereby shifting a portion of the reduced 2019 annual incentive award to a long-term award, the value of which is dependent on our stock price. For Mr. Armstrong, this increase resulted in an award of 25,000 RSUs during 2020, up from the annual grant of 12,000 RSUs he has received in recent years.

In determining the 2019 annual incentive awards, the committee noted the following accomplishments:

•	Our executive officers’ key roles in the following significant financial achievements during 2019:

•

Announced an agreement to sell Block 21, a mixed-use development in downtown Austin, Texas, that contains the W Austin Hotel and office, retail and entertainment space, to Ryman Hospitality Properties, Inc. for $275 million. The transaction is expected to close in the second quarter of 2020, and Stratus expects to record an approximate $130 million pre-tax gain based on December 31, 2019, balances.

•	Net loss attributable to common stockholders totaled $2.5 million, $0.30 per share, for 2019, compared with a net loss attributable to common stockholders of $4.0 million, $0.49 per share, for 2018.

•	EBITDA totaled $6.8 million for 2019, compared with a loss of $3.0 million for 2018. Both amounts are adjusted to exclude the results from the Block 21 discontinued operations.
EBITDA is a non-GAAP measure. Please refer to Annex A to this proxy statement for a reconciliation of this measure and other information regarding our calculation of EBITDA.

•

Leasing operations revenue for 2019 increased by 98 percent to $16.2 million, compared with 2018, while real estate operations revenues for 2019 decreased by 18 percent to $13.8 million, compared with 2018. Consolidated operating income increased by $8.5 million, compared with 2018, to $1.2 million for 2019.

•

As of December 31, 2019, consolidated debt totaled $224.6 million, with $15.6 million available under Stratus’ credit facility, and consolidated cash totaled $8.8 million, which excludes debt and cash included in the Block 21 discontinued operations.

•

The cumulative total stockholder return of 133% on our common stock over the five years ended December 31, 2019, exceeded the returns of the S&P 500 Stock Index (74%) and the Dow Jones U.S. Real Estate Index (49%), and significantly exceeded the returns of a custom group of our peer real estate-related companies (-2%), comprised of Alexander & Baldwin, Inc., Consolidated-Tomoka Land Co., Forestar Group Inc., The Howard Hughes Corporation, Maui Land & Pineapple Company, Inc., The St. Joe Company and Tejon Ranch Co. This comparison assumes $100.00 invested at December 31, 2014, with all dividends reinvested. The stock price performance is not necessarily indicative of future performance.

	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19
Stratus Properties Inc.	$100.00	$147.90	$237.32	$233.16	$180.18	$232.78
S&P 500 Stock Index	100.00	101.38	113.51	138.29	132.23	173.86
Dow Jones US Real Estate Index	100.00	102.14	109.86	120.67	115.80	149.30
Peer Group	100.00	87.91	95.94	105.94	76.45	98.37

Long-Term Incentive Awards.

The long-term incentives granted to our NEOs are based upon the position of each executive officer and the committee’s subjective assessment of corporate and individual performance for the prior year. Since 2018, our long-term incentive program has consisted of the following two incentives:

•

RSU Awards – these awards, which pay out in an equivalent number of shares of our common stock, are granted annually and vest in substantially equal installments over a four-year period. The committee believes the RSU awards reinforce the relationship between compensation and increases in the market price of the company’s common stock and align each executive officer’s financial interests with those of the company’s stockholders.

•

Profit Plan Awards – these awards are granted throughout the year in connection with the board’s approval of a new development project, and provide an opportunity for the participants, including our NEOs, to receive cash bonuses (and/or RSUs in certain circumstances described below) based on the success of the development project. The committee believes that the company’s growth potential lies with its development projects, thus this long-term performance award focused on incentivizing and rewarding achievements in this area of the company’s business, aligns the interests of the participants with those of our stockholders.

Description of the Profit Plan. The Profit Plan is modeled after a “promote” arrangement that is a common compensation structure used by the company’s private company peers. Highlights of the Profit Plan include:

Purpose	• Creates an ownership mentality among participants with respect to the development projects, encouraging high performance. • Strengthens the team mentality of key members of our project teams.

Operation

•  25% of the profit from each development project will be set aside in a pool to fund bonuses, and the committee will allocate participation interests in each pool to our executive officers, and select employees and consultants determined to be instrumental in the success of the project.

•  The “profit” generated by each project is calculated as net proceeds to the company from a capital transaction (generally defined as the sale or exchange of the development project to an unaffiliated party) after the company has received (i) a return of its costs and any capital contributions, and (ii) a preferred return of 10% per annum.

•  Participants will vest in the right to receive a payout of their interests in a development project upon a capital transaction. If a capital transaction has not occurred prior to the third anniversary of the date the development project is substantially complete (a “valuation event”), the committee will obtain a third-party appraisal of the project as of the valuation event. Based on that value, the committee will determine if any profit would have been generated after applying the hurdles described above, and if so, in lieu of receiving a cash bonus the participant will receive an award of an equivalent number of stock-settled RSUs that will vest in annual installments over a three-year period, provided that the participant satisfies the applicable service conditions.

Profit Plan Features Protecting Company and Stockholder Interests

The following features of the Profit Plan are designed to protect company and stockholder interests by limiting the company’s required cash outlay and ensuring the board retains flexibility to determine when and if the sale of a development project is appropriate:

•

Significant Hurdles – the financial hurdles that must be met before a profit pool is funded (return of all costs and capital contributions and a preferred return of 10% per annum) ensure a significant return for the company before any cash payouts are made.

•

Limits on Cash Payouts to Executive Officers – the total cash payments made for a given year to an executive officer may not exceed four times the executive officer’s base salary, and any amounts due under the Profit Plan in excess of that amount will be converted to an equivalent number of stock-settled RSUs with a one-year vesting period.

•

No Cash Payouts without a Corresponding Sale – any amounts due in connection with a valuation event are paid in an equivalent number of RSUs (with a three-year vesting requirement requiring continued employment to earn the award), in lieu of a cash payment.

•

Board Flexibility – the inclusion of a stock payout, via the grant of a stock-settled RSU award, in the event of a valuation event gives the board the flexibility to retain an asset if it determines that is in the best interest of the company and its stockholders, without disadvantaging the participants or putting a cash burden on the company.

The following table sets forth the development projects currently in the Profit Plan and the participation interest in each granted to our executive officers:

Approved Projects	Participation Interests
	Mr. Armstrong	Ms. Pickens
West Killeen Market	32%	8%
Amarra Villas	32%	8%
Jones Crossing	30%	7.5%
Santal Phase II	42%	10.5%
Lantana Place	32%	8%
The Saint Mary	36%	9%
Kingwood Place	26%	6.5%
Magnolia Place Phase I	25%*	5%*

*

Reflects participation interests granted during 2019. Under the SEC’s rules, the grant of these awards is not reflected in the Summary Compensation Table. As a non-equity incentive award, the participation interests in the Profit Plan will be reflected in the Summary Compensation Table for the year of payout.

Limited Executive Perquisites and No Special Retirement Benefits

We seek to maintain a cost conscious culture. As a result, we provide limited perquisites to our executive officers. Please see “Executive Compensation Tables—2019 Summary Compensation Table” for a description of the limited perquisites provided in 2019.

Retirement benefits fulfill an important role within our overall executive compensation objectives by providing a financial security component, which in turn promotes retention. We provide our executive officers with the same retirement benefits that are generally available to our other full-time employees. Specifically, we maintain a 401(k) plan, which is a tax-qualified defined contribution retirement plan. Our 401(k) plan provides a 5% employer match, a 3% safe harbor contribution and a discretionary match of up to 10% of employee eligible compensation. We do not maintain any excess benefit plans, defined benefit or pension plans, or any deferred compensation plans. We provide life insurance to all full-time company employees.

Change of Control and Severance Benefits

We provide our executive officers with certain contractual protections in the event of an involuntary separation either prior to or in connection with a change of control of the company. Effective April 1, 2019, each of Mr. Armstrong and Ms. Pickens entered into a severance and change of control agreement with the company, with each agreement having a three-year term and with terms consistent with the previous agreements. We believe that severance protections, including reduced levels of protection triggered in connection with a qualifying termination without a change of control, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the real estate industry. In addition, we believe these benefits also serve our stockholders’ interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections to be an important part of our executive officers’ compensation packages.

We also believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the company during the important time when their prospects for continued employment following a transaction are often uncertain, we provide them with enhanced severance benefits if their employment is terminated by the company without cause or by the executive with good reason in connection with a change of control. We do not provide excise tax gross-up protections under any change of control arrangements with our executive officers.

The payment of cash severance benefits following a change of control transaction is only triggered by an actual or constructive termination of employment following the change of control (i.e. a “double trigger”). In addition, our long-term incentive awards also provide for a double-trigger. Under the terms of these awards, time-vested RSUs will only accelerate upon a qualifying termination occurring within two years following the change of control.

The potential severance and change of control benefits payable under these agreements as of December 31, 2019, are more fully described in “Potential Payments upon Termination or Change in Control.”

Compensation Processes and Policies

Role of Advisors.

To assist in evaluating our compensation practices and the level of compensation provided to our executives, the committee has engaged FPL from time to time as its independent compensation consultant. Consistent with the committee’s longstanding policy, FPL will not provide, and has not provided, any services to the company’s management. As required by SEC rules, prior to any engagement the committee assesses the independence of FPL. FPL’s most recent engagement with respect to our executive compensation program was during 2018, when it (1) provided certain background information on market practices relating to how development-focused companies compensate their key executive officers, and (2) assessed the general economic terms of the Profit Plan and otherwise assisted the committee in its formulation of the Profit Plan.

Market Data and Peer Group.

With input from the committee, during 2017 FPL recommended a group of comparable public real estate investment trusts (“REITs”) and real estate management companies that it believed represents an appropriate peer group based on asset focus and size, as well as geographic location to a lesser degree. The resulting peer group selected by the committee consisted of the 14 public real estate companies listed below (the “peer group”), with the 2016 median total capitalization of the peer group companies being approximately $642 million, compared to our 2016 median total capitalization of approximately $559 million (putting the company in the 44th percentile) at the time:

•  Armada Hoffler Properties, Inc.

•  CatchMark Timber Trust, Inc.

•  Consolidated Tomoka-Land Co.

•  Farmland Partners Inc.

•  Forestar Group Inc.

•  The InterGroup Corporation

•  Maui Land & Pineapple Company, Inc.

• New Home Company, Inc. • One Liberty Properties, Inc. • SoTHERLY Hotels Inc. • Tejon Ranch Co. • UCP, Inc. • UMH Properties, Inc. • Whitestone REIT

FPL used this peer group to prepare its executive compensation study, which compared our NEOs’ base salaries, annual incentive awards, long-term incentive awards and total remuneration to their counterparts in the peer group. The committee used FPL’s report to assess competitive compensation, industry trends and best practices regarding executive compensation, primarily in setting 2018 base salaries of our executive officers, which was not changed during 2019.

Role of Executive Officers.

Our chief executive officer makes recommendations to the committee regarding the base salary, annual incentive award and long-term incentive awards for our chief financial officer, based on his qualitative judgment regarding her individual performance, although the committee makes all final compensation decisions regarding our executive officers. Neither of our executive officers is present when the committee discusses or determines any aspect of their compensation.

Clawback Policy.

The awards under the Profit Plan are subject to a clawback provision that enables the company to clawback all or a portion of incentive compensation paid under the respective award in the event an executive’s misconduct causes the company to issue a restatement of its financial statements. The awards also provide that they will be subject to any clawback policy adopted by the company in accordance with the SEC’s final rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Stock Ownership Guidelines.

We require stock accumulation because we believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. Accordingly, our board of directors adopted stock ownership guidelines applicable to our executive officers. The guidelines are administered by the committee. Under the guidelines, Mr. Armstrong and Ms. Pickens are expected to maintain ownership of shares of our common stock valued at three times and one time, respectively, his or her base salary, determined by reference to the three-year trailing average monthly stock price. Shares of our common stock currently owned but not pledged and shares issuable upon the vesting of outstanding time-vested RSUs are counted for purposes of the stock ownership guidelines. Shares pledged under our grandfathered pledge policy, shares issuable under performance-based equity awards and shares owned on behalf of a spouse or children are not counted for purposes of the stock ownership guidelines. Finally, shares held in trust may also be included; however, due to the complexities of the trust laws, the decision to include the shares will be made on a case-by-case basis after reviewing the nature of the specific trust involved and considering whether the executive has maintained a pecuniary interest in the shares. Mr. Armstrong and Ms. Pickens both currently exceed their target ownership levels, as applicable.

Accounting and Tax Considerations.

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation awarded to our executive officers. However, the committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the company with the benefit or value to the executive officer.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain named executive officers. The compensation committee does not have a policy requiring executive compensation to qualify as deductible under Section 162(m), and has retained discretion to compensate executive officers in a manner commensurate with performance and the competitive landscape for executive talent.

Compensation Committee Report

The compensation committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee on March 19, 2020:

James C. Leslie, Chair

Ella G. Benson

James E. Joseph

Michael D. Madden

Executive Compensation Tables

The table below summarizes the total compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2019, 2018 and 2017. Mr. Armstrong and Ms.  Pickens were our only executive officers during such fiscal years.

2019 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	All Other Compensation (2)	Total
William H. Armstrong III	2019	$500,000	$700,000	$278,880	$69,518	$1,548,398
Chairman of the Board, President and Chief Executive Officer	2018	491,667	850,000	367,200	63,102	1,771,969
	2017	450,000	850,000	347,400	72,327	1,719,727

Erin D. Pickens	2019	275,000	160,000	46,480	72,837	554,317
Senior Vice President and Chief Financial Officer	2018	270,833	200,000	61,200	65,638	597,671
	2017	250,000	200,000	57,900	61,393	569,293

(1)	Represents RSUs valued on the date of grant at the closing sale price per share of our common stock in accordance with ASC Topic 718, disregarding the effect of forfeitures.

(2)

The amounts reported in the “All Other Compensation” column for 2019 reflect, for each named executive officer as applicable, the sum of the incremental cost to the company of all perquisites and other personal benefits and all other additional compensation required by SEC rules to be separately quantified, including (a) amounts contributed by the company to the 401(k) plan and (b) the dollar value of life insurance premiums paid by the company. The perquisites and other personal benefits reported include payments for automobile leases. We provide life insurance to all company employees.

	Perquisites and Other Personal Benefits	Additional All Other Compensation
Name	Automobile Leases	Plan Contributions	Life Insurance Premiums
Mr. Armstrong	$18,791	$48,000	$2,727
Ms. Pickens	23,064	47,046	2,727

Grants of Plan-Based Awards

		All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock Awards
Name	Grant Date
William H. Armstrong III
RSUs	3/12/2019	12,000	$278,880
Erin D. Pickens
RSUs	3/12/2019	2,000	46,480

(1)

Reflects RSUs awarded under our stock incentive plan. The RSUs will ratably convert into shares of our common stock over a four-year period, or, if earlier, upon a termination of employment due to death, disability or retirement, or upon a qualifying termination following a change of control of the company as described in greater detail below under “Potential Payments upon Termination or Change in Control.”

For additional information regarding the compensation paid to our NEOs, see “Compensation Discussion and Analysis.”

Outstanding Equity Awards at December 31, 2019

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
William H. Armstrong III	30,000	$929,400
Erin D. Pickens	5,000	154,900

(1)

Unless the award is forfeited or vesting is accelerated because of a termination of employment or change of control as described below under “Potential Payments upon Termination or Change in Control,” the RSUs held by the NEOs will vest and be paid out in an equivalent number of shares of our common stock as follows:

Name	RSUs	Vesting Date
Mr. Armstrong	12,000	03/15/20
	9,000	03/15/21
	6,000	03/15/22
	3,000	03/15/23

Ms. Pickens	2,000	03/15/20
	1,500	03/15/21
	1,000	03/15/22
	500	03/15/23

(2)	The market value of the awards as reflected in this table was based on the $30.98 closing market price per share of our common stock on December 31, 2019.

2019 Option Exercises and Stock Vested

	Stock Awards
Name (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
William H. Armstrong III	25,500	$656,055
Erin D. Pickens	4,750	121,078

(1)	Neither of our named executive officers hold any stock options nor were any stock options exercised during 2019.

(2)	The number of shares acquired is reported on a gross basis and includes shares withheld to satisfy withholding taxes due in connection with the vesting.

(3)

The value realized is based on the closing sale price on the date of vesting of the RSUs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Equity Compensation Plan Information

The following table presents information as of December 31, 2019, regarding our incentive compensation plans under which common stock may be issued to employees and non-employees as compensation. All of our outstanding equity compensation plans were previously approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) (2)
Equity compensation plans approved by security holders	67,700	$9.45	174,175
Equity compensation plans not approved by security holders	—	—	—

Total	67,700	$9.45	174,175

(1)

The number of securities to be issued upon the exercise of outstanding options, warrants and rights includes shares issuable upon the vesting of 62,700 RSUs. These awards are not reflected in column (b) as they do not have an exercise price.

(2)

As of December 31, 2019, there were 154,600 shares available for issuance to Stratus employees and non-employee directors under the 2017 Stock Incentive Plan, 12,700 shares remaining available for future issuance to Stratus employees and non-employee directors under the 2013 Stock Incentive Plan and 4,375 shares remaining available for future issuance to Stratus employees and non-employee directors under the 2010 Stock Incentive Plan, all of which could be issued pursuant to awards of stock options, SARs, restricted stock, RSUs or “other stock-based awards.” In addition, there were 2,500 shares remaining available for future issuance of stock options to our non-employee directors under the 1996 Stock Option Plan for Non-Employee Directors, although the company’s current practice is to grant RSUs to our non-management directors.

Potential Payments upon Termination or Change in Control

Severance and Change of Control Agreements.

Effective April 1, 2019, we renewed the prior severance and change of control agreements (the “agreements”) with each of Mr. Armstrong and Ms. Pickens. The 2019 agreements entitle each executive to receive additional benefits in the event of the termination of his or her employment under certain circumstances.

Termination without Cause or with Good Reason.

Each agreement provides that if the executive officer’s employment is terminated by the company without cause or by the executive with good reason, the executive will receive from the company:

•	any accrued but unpaid salary and a pro-rata bonus for the year in which he or she was terminated;

•

a lump-sum cash payment equal to the sum of (a) the executive’s base salary in effect at the time of termination and (b) the average annual bonus awarded to the executive for the three fiscal years immediately preceding the termination date (excluding any payments for long-term incentives); and

•

continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date the executive accepts new employment.

Termination after Change of Control as a Result of Death, Disability or Retirement.

Each agreement provides that if, during the three-year period following a change of control, the executive’s employment with the company or its successor is terminated as a result of death, disability or retirement, the executive or his or her legal representatives will receive from the company or its successor any accrued but unpaid salary and a pro-rata bonus for the year in which he or she was terminated.

Termination after Change of Control for Cause or Voluntary Termination without Good Reason.

Each agreement provides that if, following a change of control, the executive’s employment with the company or its successor is terminated for cause (as defined below) or by the executive for other than good reason (as defined below), the executive will receive from the company or its successor any accrued but unpaid salary.

Termination after Change of Control without Cause or with Good Reason.

Each agreement provides that if, during the three-year period following a change of control, the company or its successor terminates the executive without cause, or the executive voluntarily terminates his or her employment for good reason, the executive will receive from the company or its successor:

•	any accrued but unpaid salary and a pro-rata bonus for the year in which he or she was terminated;

•

a lump-sum cash payment equal to 2.99 times the sum of (a) the executive’s base salary in effect at the time of termination and (b) the highest annual bonus awarded to the executive for the three fiscal years immediately preceding the termination date (excluding any payments for long-term incentives); and

•

continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date the executive accepts new employment.

If any part of the payments or benefits received by the executive in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the executive will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

As a condition to receipt of these benefits, Mr. Armstrong and Ms. Pickens must retain in confidence all confidential information known to him or her concerning our business. Such obligations continue to apply after a change of control. Notwithstanding the timing of benefits noted above, in the event that Mr. Armstrong or Ms. Pickens are considered to be “specified employees” under Section 409A of the Internal Revenue Code at the time of their termination of employment, they may not receive certain severance benefits until the expiration of a six month period following their respective terminations of employment.

Equity-Based Awards – Impact of Termination of Employment or Change of Control.

Pursuant to the terms of the RSU agreements, upon termination of employment as a result of death, disability or retirement, or, in the discretion of the compensation committee, termination of employment by the company without cause, the executive officer’s outstanding RSUs will vest. In connection with a change of control, outstanding RSUs will vest only upon the termination of the recipient’s employment by the company without cause or by the recipient for good reason within two years following the change of control.

Profit Participation Incentive Plan – Impact of Termination of Employment or Change of Control.

Pursuant to the terms of the Profit Plan, except as noted below, upon termination of employment prior to completion of a capital transaction with respect to an approved project or the grant of RSUs in connection with a valuation event, an executive officer will forfeit his or her award relating to the approved project under the Profit Plan. If the termination is by the company without cause or by the executive officer with good reason, then outstanding unvested awards will not be forfeited, and will remain outstanding and be paid out in accordance with the Profit Plan; provided, that any payment of any total valuation bonus will be made in a lump sum cash payment prior to March 15th of the following year.

The following table quantifies the potential payments to our NEOs that would be due or accelerated under the contracts, arrangements, plans and scenarios discussed above, assuming a December 31, 2019 termination date, and where applicable, using the closing price of our common stock of $30.98 (as reported on the NASDAQ on December 31, 2019). The table does not include amounts that may be payable under our 401(k) plan. All amounts below include certain estimates and assumptions that exist as of December 31, 2019, and actual amounts or benefits that could be payable to any NEO upon a termination of employment or a change of control cannot be known with certainty until the actual event occurs.

Potential Payments Upon Termination or Change in Control

Name	Lump Sum Severance Payment	Restricted Stock Units (Unvested and Accelerated) (1)	Health and Life Benefits	Total (2)
William H. Armstrong III
• Death, Disability, or Retirement	N/A	$929,400	N/A	$ 929,400
• Termination without Cause (3)	$1,350,000	929,400	$24,950	2,304,350
• Termination with Good Reason	1,350,000	N/A	24,950	1,374,950
• Change of Control	N/A	N/A	N/A	N/A
• Termination after Change of Control (without Cause or with Good Reason)	4,036,500	929,400	24,950	4,990,850

Erin D. Pickens
• Death, Disability, or Retirement	N/A	154,900	N/A	154,900
• Termination without Cause (3)	475,000	154,900	22,217	652,117
• Termination with Good Reason	475,000	N/A	22,217	497,217
• Change of Control	N/A	N/A	N/A	N/A
• Termination after Change of Control (without Cause or with Good Reason)	1,420,250	154,900	22,217	1,597,367

(1)	The value of the RSUs that would have vested for each NEO is based on $30.98, the closing price of our common stock on December 31, 2019.

(2)

Pursuant to the terms of the 2019 agreements, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, but for purposes of this table we have not reflected any modifications that could occur as a result of Section 280G of the Internal Revenue Code.

(3)	Vesting of the RSUs upon a termination without cause is at the discretion of the compensation committee. We have assumed for purposes of the table that the compensation committee would vest the RSUs.

Definition of Cause.

For purposes of the agreements, “cause” generally means:

•	the executive’s failure to perform his or her duties with the company or its successor following written demand;

•	the executive’s engagement in conduct that is injurious to the company or its successor; or

•	the final conviction of the executive of a felony or the entering by the executive of a guilty plea or a plea of no contest to a felony.

For purposes of the RSU agreements, “cause” generally means:

•	the executive’s commission of an illegal act (other than traffic violations or misdemeanors punishable solely by the payment of a fine);

•	the executive’s engagement in dishonest or unethical conduct;

•	the executive’s commission of any fraud, theft, embezzlement, or misappropriation of funds;

•	the executive’s failure to carry out a directive of his or her superior; or

•	the breach by the executive of the terms of his or her engagement.

Definition of Change of Control.

For purposes of the agreements and the RSU agreements, a qualifying “change of control” will generally have occurred upon:

•	the acquisition by any person of beneficial ownership of 30% or more of the company’s outstanding common stock;

•

our incumbent board of directors and individuals whose election or nomination to serve on our board was approved by a majority of our board and not related to a proxy contest ceasing for any reason to constitute at least a majority of our board;

•	the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the company; or

•	approval by the company’s stockholders of a complete liquidation or dissolution of the company.

Definition of Good Reason.

For purposes of the agreements, “good reason” generally means:

•

any failure of the company or its successor to provide the executive with the position, duties and responsibilities at least commensurate with the most significant of those held, exercised and assigned prior to the change of control;

•	the assignment to the executive of any duties inconsistent with such executive’s position, duties or responsibilities;

•	the failure of the company or its successor to comply with the executive’s 2019 agreement; or

•	the company or its successor requiring the executive to be based at any office or location 35 miles or greater from the location at which such executive was based prior to the change of control.

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of Mr. Armstrong, our president and chief executive officer, to the median of the annual total compensation of our other employees. As required by the SEC rules, we included in our employee population as of the determination date all full-time, part-time, seasonal and temporary employees. We determined our median employee based on W-2 earnings for 2019 of each of our 72 employees (excluding the chief executive officer) as of December 31, 2019. The 2019 annual total compensation of our median employee was $60,150. As disclosed in the 2019 Summary Compensation Table appearing on page 33, Mr. Armstrong’s annual total compensation for 2019 was $1,548,398. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 26 to 1.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Proposal No. 2: Advisory Vote on the Compensation of Our Named Executive Officers

The Dodd-Frank Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with Section 14A of the Exchange Act. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that it is not binding on the company, the board of directors or the compensation committee of the board of directors. However, our board and the compensation committee value the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program. The vote is not intended to address any specific compensation arrangement or amount, but rather the overall compensation of our NEOs and our compensation philosophy and practices as disclosed under the “Executive Officer Compensation” section of this proxy statement. This disclosure includes the compensation tables and narrative discussion following the compensation tables.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our NEOs, and our stockholders approved the “say-on-pay” proposal, with approximately 80% of the shares present and entitled to vote voting for the proposal. This year we are again asking our stockholders to vote on the following resolution:

RESOLVED, That the stockholders of Stratus Properties Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2020 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

We understand that our executive compensation practices are important to our stockholders. Our core executive compensation philosophy continues to be based on pay for performance, and we believe that our executive compensation program is strongly aligned with the long-term interests of our stockholders, as more fully discussed in “Executive Officer Compensation—Compensation Discussion and Analysis.”

In considering how to vote on this proposal, we encourage you to review the relevant disclosures in this proxy statement, especially the Compensation Discussion and Analysis, which contains detailed information about our executive compensation program and changes we have made over the last few years.

Although this advisory vote is not binding, our board and the compensation committee value the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program. Following the recommendation of our stockholders at our 2019 annual meeting, we will hold a say-on-pay vote at each annual meeting until the next required vote of our shareholders regarding the frequency of say-on-pay. As such, it is expected that the next say-on-pay vote will occur at our 2021 annual meeting.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Audit Committee Report

The audit committee is currently composed of four directors, Michael D. Madden, Chair, James E. Joseph, James C. Leslie and Charles W. Porter, all of whom are independent, as defined by SEC rules and in the NASDAQ listing standards. In addition, the board has determined that each of Messrs. Joseph, Leslie, Madden and Porter qualifies as an “audit committee financial expert,” as such term is defined in the SEC rules. We operate under a written charter approved by us and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling its oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting; (2) the integrity of the company’s financial statements; (3) the company’s compliance with legal and regulatory requirements; (4) the qualifications and independence of the company’s independent registered public accounting firm; (5) the performance of the company’s independent registered public accounting firm and internal audit firm; and (6) the review and approval or ratification of any transaction that would require disclosure under Item 404 of Regulation S-K of the Exchange Act.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls, nor are we responsible for auditing the company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2019 management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, Holtzman Partners, LLP, the company’s internal audit firm, and BKM Sowan Horan, LLP (“BKM”), the company’s independent registered public accounting firm, management’s report on internal control over financial reporting and BKM’s report on their audit of the company’s internal control over financial reporting as of December  31, 2019, both of which are included in our 2019 annual report.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In March 2019, in accordance with our charter, we appointed BKM as the company’s independent registered public accounting firm for 2019. We have reviewed and discussed the company’s audited financial statements for 2019 with management and BKM. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and BKM provided an opinion to the same effect.

We have received from BKM the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with BKM their independence. We have also discussed with BKM the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, we have discussed with BKM the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2019, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. BKM also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for filing with the SEC.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditor. In March 2019, in accordance with our charter, our committee appointed Holtzman Partners, LLP as the company’s internal auditor for 2019.

Dated: March 12, 2020

Michael D. Madden, Chair

James E. Joseph

James C. Leslie

Charles W. Porter

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses the aggregate fees billed for professional services rendered by BKM in 2019 and 2018:

	2019	2018
Audit Fees (1)	$330,000	$310,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(1)

Audit Fees were primarily for professional services rendered to comply with all statutory and financial audit requirements for the company and its subsidiaries and affiliates and certain services related to consultations with the company’s management as to the accounting or disclosure treatment of transactions or events and the impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $15,000 may be pre-approved by the chair of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chair during any fiscal quarter does not exceed $30,000.

At each regularly scheduled audit committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the chair since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by our independent registered public accounting firm. Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent registered public accounting firm has been approved in advance by the audit committee. During 2019, none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

Proposal No. 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

In March 2020, in accordance with our charter, we appointed BKM as the company’s independent registered public accounting firm for 2020. Our board and the audit committee seek stockholder ratification of the audit committee’s appointment of BKM as our independent registered public accounting firm to audit our and our subsidiaries’ financial statements for the year 2020. If our stockholders do not ratify the appointment of BKM, the audit committee will reconsider this appointment. Representatives of BKM are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Vote Required to Ratify the Appointment of our Independent Registered Public Accounting Firm

Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Certain Transactions

Our corporate governance guidelines provide that any transaction that would require disclosure under Item 404 of Regulation S-K of the rules and regulations of the SEC must be reviewed and approved, or ratified, annually by the audit committee. Any such related party transaction will only be approved or ratified if the audit committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. Below is a description of such transactions entered into or that remain in effect since January 1, 2018, each of which has been reviewed and approved or ratified by the audit committee.

MHLLC Stock Purchase Agreement and LCHM Holdings Assignment and Assumption Agreement

On March 15, 2012, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Moffett Holdings, L.L.C. (“MHLLC”) pursuant to which we sold to MHLLC 625,000 shares of our common stock, which represented approximately 7.7% of our then-outstanding common stock, for an aggregate purchase price of $5.0 million, or $8.00 per share. In connection with the issuance and sale of such shares of our common stock, we entered into an Investor Rights Agreement with MHLLC, dated March 15, 2012 (the “Investor Rights Agreement”), pursuant to which, among other things, the size of our board of directors was increased from four to five members and MHLLC was granted the right to designate one individual to serve on our board of directors as long as MHLLC and its affiliates beneficially own at least 5.0% of the issued and outstanding shares of our common stock. On March 15, 2012, Charles W. Porter was appointed to our board as a Class III director as the designated director of MHLLC pursuant to the Investor Rights Agreement. Mr. Porter was subsequently elected as a Class III director at our 2013 annual meeting, at our 2016 annual meeting and, most recently, at our 2019 annual meeting. Effective March 12, 2020, the Board reclassified Mr. Porter as a Class II director to fill the vacancy resulting from Mr. Schweitzer’s death. Mr. Porter will serve as a Class II director until the 2021 annual meeting of stockholders, or until his successor is elected and qualified or his earlier death, resignation removal or retirement.

On March 3, 2014, MHLLC redeemed and purchased the membership interest in MHLLC held by LCHM Holdings. In connection with such redemption, (1) LCHM Holdings received the 625,000 shares of our common stock held by MHLLC and (2) MHLLC and LCHM Holdings entered into an assignment and assumption agreement (the “Assignment and Assumption Agreement”) pursuant to which MHLLC assigned to LCHM Holdings its rights and obligations under the Investor Rights Agreement. We joined the Assignment and Assumption Agreement for the purpose of consenting to such transactions. Charles W. Porter continues to serve as the designated director of LCHM Holdings pursuant to the Investor Rights Agreement. As of March 24, 2020, LCHM Holdings owned approximately 7.6% of our outstanding common stock.

Also under the Investor Rights Agreement, LCHM Holdings and its affiliates are limited or prohibited from, among other things, (1) acquiring an additional amount of our securities if the acquisition would result in LCHM and its affiliates having beneficial ownership of more than 24.9% of the outstanding shares of our common stock; (2) commencing any tender offer or exchange for any of our securities; (3) making or proposing a merger or acquisition involving the company; (4) calling a meeting or initiating any stockholder proposal; (5) soliciting proxies; or (6) forming, joining, or in any way participating in or entering into agreements with a “group” (as defined in Section 13(d)(3) of the Exchange Act) with regard to the company. These restrictions will terminate upon the last to occur of (1) the first date on which no director designated by LCHM has served on our board for the preceding six months and (2) the date that LCHM and its affiliates beneficially own less than 5.0% of the issued and outstanding shares of our common stock.

The Saint Mary, L.P. Private Placement

On June 19, 2018, The Saint Mary, L.P., a Texas limited partnership and a subsidiary of the company, completed a series of financing transactions to develop The Saint Mary, a 240-unit luxury, garden-style apartment project in the Circle C community in Austin, Texas. Among the financing transactions, The Saint Mary, L.P. issued, in a private placement exempt from registration under federal and state securities laws, Class B limited partnership interests to a limited number of investors (the “Saint Mary Class B limited partners”), for $8.0 million, resulting in the Saint Mary Class B limited partners owning an aggregate 49.1% equity interest in The Saint Mary, L.P. Among the participants in the Saint Mary Offering, LCHM Holdings, a related party as a result of its greater than 5% beneficial ownership of our common stock, purchased Saint Mary Class B limited partnership interests representing a 6.1% equity interest in The Saint Mary, L.P. for $1.0 million. Mr. Porter, the designated director of LCHM Holdings, has not received any direct or personal benefit from LCHM Holding’s participation in this transaction.

Stratus Kingwood Place, L.P. Private Placement

On August 3, 2018, Stratus Kingwood Place, L.P., a Texas limited partnership and a subsidiary of Stratus (the “Kingwood, L.P.”), completed a series of financing transactions to purchase a 54-acre tract of land located in Kingwood, Texas for the development of Kingwood Place, a new HEB-anchored mixed-use development project. Among the financing transactions, Kingwood, L.P. issued, in a private placement exempt from registration under federal and state securities laws, Class B limited partnership interests to a limited number of investors, for $10.7 million (the “Kingwood Offering”), representing approximately 70% of the projected partnership equity. Among the participants in the Kingwood Offering, LCHM Holdings, a related party as a result of its greater than 5% beneficial ownership of our common stock, purchased Kingwood Class B limited partnership interests representing an 8.8% equity interest in Kingwood, L.P. for $1.0 million. Mr. Porter, the designated director of LCHM Holdings, has not received any direct or personal benefit from LCHM Holding’s participation in this transaction.

Austin Retail Partners Consulting Agreement

We previously entered into a consulting agreement with Austin Retail Partners, LLC (“ARP”), an independent contractor, for the provision of general consulting services related to the entitlement and development of properties. Effective September 1, 2018, Mr. Armstrong’s son, William H. (“Buck”) Armstrong IV, became a consultant of ARP and provides consulting services to us as an agent of ARP. Effective September 1, 2018, we amended our consulting agreement with ARP to provide that we will reimburse ARP for all out-of-pocket fees and expenses paid by ARP in connection with Buck’s consulting arrangement with ARP. Under Buck’s consulting arrangement with ARP, Buck is entitled to payment of a monthly consulting fee and discretionary bonuses, as well as reimbursement of healthcare insurance premiums, vehicle mileage and expenses associated with obtaining a real estate license. Buck Armstrong received total cash compensation of approximately $35,000 in 2018, and $111,000 in 2019. In addition, during 2019, we granted Buck an award under our Profit Participation Incentive Plan in one development project.

Questions and Answers about the Proxy Materials, Annual Meeting and Voting

Why am I receiving these proxy materials?

Our board of directors is soliciting your proxy to vote at our 2020 annual meeting of stockholders because you owned shares of our common stock at the close of business on March 24, 2020, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. This proxy statement, along with a proxy card or voting instruction form and the 2019 annual report, is being mailed to stockholders on or about April 3, 2020. We have made the proxy statement and 2019 annual report available to you on the internet and we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares of our common stock.

When and where will the annual meeting be held?

The annual meeting will be held at 9:30 a.m., Central Time, on Thursday, May 7, 2020, at the W Austin Hotel located at 200 Lavaca Street, Austin, Texas 78701. You can obtain directions to the annual meeting at https://www.marriott.com/hotels/maps/travel/auswh-w-austin/.

We are monitoring the public health and travel concerns relating to COVID-19 and the related recommendations and protocols issued by federal, state and local governments. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described in this proxy statement) or in the event that it is not possible or advisable to hold our annual meeting in person as originally planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Any such change, including details on how to participate, will be announced in advance via press release, a copy of which will be filed with the SEC as additional proxy solicitation materials and posted on our website at stratusproperties.com.

What should I bring if I plan to attend the annual meeting in person?

If you plan to attend the annual meeting in person, please bring proper identification and, if your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, please bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares of Stratus Properties Inc. common stock on the record date. If public health developments regarding COVID-19 warrant a change in location of the 2020 annual meeting of stockholders, please see the question above titled “When and where will the annual meeting be held?”

Who is soliciting my proxy?

Our board of directors, on behalf of the company, is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before the 2020 annual meeting of stockholders, whether or not you attend in person. By completing, signing, dating and returning the proxy card or voting instruction form, or by submitting your proxy and voting instructions via the internet or phone, you are authorizing the proxy holders to vote your shares of our common stock at the annual meeting as you have instructed.

On what matters will I be voting? How does the board recommend that I cast my vote?

At the annual meeting, you will be asked to (1) elect two Class I director nominees; (2) approve, on an advisory basis, the compensation of our named executive officers; (3) ratify the appointment of our independent registered public accounting firm for 2020; and (4) consider any other matter that properly comes before the annual meeting.

Our board of directors recommends that you vote:

•	FOR the election of the two Class I director nominees;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of our independent registered public accounting firm for 2020.

We do not expect any matters to be presented for action at the 2020 annual meeting other than the matters described in this proxy statement. However, by signing, dating and returning a proxy card or submitting your proxy and voting instructions via the internet or phone, you will give to the persons named as proxies discretionary voting authority with respect to any matter that may properly come before the annual meeting about which we did not have notice at least 45 days before the anniversary date on which we first sent our proxy materials for the prior year’s annual meeting of stockholders or by February 13, 2020. The proxies will vote on any such matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on March 24, 2020, the record date for the annual meeting.

How many shares of common stock are eligible to be voted?

As of the March 24, 2020, record date, we had 8,210,139 shares of common stock outstanding. Each share of common stock outstanding as of the record date will entitle the holder to one vote.

How many shares of common stock must be present to hold the annual meeting?

Under Delaware law and our by-laws, the holders of a majority of our common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, and your bank, broker, trustee or nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

How do I vote?

Stockholders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Inc., you are the stockholder of record of those shares and these proxy materials have been mailed to you by us. You may submit your proxy and voting instructions via the internet or phone, or by mail as further described below. Your proxy, whether submitted via the internet, phone or by mail, authorizes each of William H. Armstrong III and Kenneth N. Jones to act as your proxy at the annual meeting, each with the power to appoint his substitute, to represent and vote your shares of our common stock as you directed, if applicable.

•	Submit Your Proxy and Voting Instructions via the Internet as instructed on the accompanying proxy card.

•	Use the internet to submit your proxy and voting instructions 24 hours a day, seven days a week until 11:59 p.m., Central Time, on May 6, 2020.

•	Please have your proxy card available and follow the instructions on the proxy card.

•	Submit your Proxy and Voting Instructions by phone (within the US, US territories and Canada) using the number listed on the accompanying proxy card.

•	Telephone voting facilities will be available 24 hours a day, seven days a week until 11:59 p.m., Central Time, on May 6, 2020.

•	Please have your proxy card available and follow the instructions on the proxy card.

•	Submit Your Proxy and Voting Instructions by mail.

•	Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

If you submit your proxy and voting instructions via the internet or by phone, you do not need to mail your proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed by the latest dated proxy received from you, whether submitted via the internet, phone or by mail. You may also vote in person at the annual meeting.

For a discussion of the treatment of a properly completed, signed and dated proxy card without voting instructions on any or all of the proposals, please see the question below titled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Beneficial Owners

If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or by telephone, if the bank, broker, trustee or other nominee offers these options, or by completing, signing, dating and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock. For a discussion of the rules regarding the voting of shares of our common stock held by beneficial owners, please see the question below titled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly complete, sign, date and return a proxy card or voting instruction form, your shares of our common stock will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our board of directors, as provided above. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, NYSE rules prohibit your bank, broker, trustee or other nominee to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.

Under the NYSE rules, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares may be voted with respect to the ratification of the appointment of our independent registered public accounting firm.

Under the NYSE rules, the proposals relating to the election of directors and the compensation of our named executive officers, are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to these proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions.

What vote is required, and how will my votes be counted, to elect the director nominees and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes

No. 1: Election of two Class I director nominees	For or withhold on each director nominee	Plurality of shares voted	N/A	No effect

No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

No. 3: Ratification of the appointment of our independent registered public accounting firm	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	N/A

Our directors are elected by a plurality of shares of our common stock voted. This means that the candidates receiving the highest number of “FOR” votes will be elected. A properly executed card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining whether there is a quorum at the annual meeting, but will not be considered to have been voted for the director nominee. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

Can I revoke or change my voting instructions after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is used to vote your shares of our common stock if you: (1) provide notice in writing to our corporate secretary before the 2020 annual meeting; (2) timely provide to us another proxy with a later date; or (3) are present at the 2020 annual meeting and either vote in person or notify the corporate secretary in writing at the annual meeting of your wish to revoke your proxy. Your attendance alone at the 2020 annual meeting will not be enough to revoke your proxy.

How will we solicit proxies and who pays for soliciting proxies?

We pay all expenses incurred in connection with this solicitation of proxies to vote at the annual meeting. We have retained Innisfree M&A Incorporated, for an estimated fee of $10,000 plus reimbursement of out-of-pocket expenses, to assist us in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send these proxy materials and the 2019 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors and officers. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

Our board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote any shares of our common stock, for which he holds a proxy to vote at the annual meeting, in his discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

Where can I find the voting results of the annual meeting?

We will report the voting results of the annual meeting in a Current Report on Form 8-K filed with the SEC within four business days of our annual meeting, a copy of which will also be available on our website at stratusproperties.com under Investors – SEC Filings.

2021 Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must comply with the requirements of the SEC and deliver it in writing to: Corporate Secretary, Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, Texas 78701 by December 4, 2020.

If you want to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by January 7, 2021, in accordance with the specific procedural requirements in our by-laws. If the date of next year’s annual meeting is moved to a date more than 30 days before or 90 days after the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2021 annual meeting or 10 days following the public announcement of the date of the 2021 annual meeting. Failure to comply with the procedures and deadlines in our by-laws may preclude the presentation of your proposal at our 2021 annual meeting.

If you would like a copy of the requirements or procedures described above, please contact our corporate secretary as provided above, or access our by-laws on our website at stratusproperties.com under Investors–Corporate Governance.

ANNEX A

Reconciliation of Non-GAAP Measure EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (U.S. generally accepted accounting principles) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing Stratus’ financial performance. This information differs from net loss from continuing operations determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus’ net loss from continuing operations to EBITDA follows (in thousands).

	Years Ended December 31,
	2019	2018
Net loss from continuing operations	(2,787)	(5,347)
Depreciation	5,591	2,824
Interest expense, net	4,248	198
Benefit from income taxes	(275)	(695)

EBITDA[a]	$6,777 [b]	$(3,020)[c]

a.	The impact of accounting for the pending Block 21 sale as a discontinued operation reduced EBITDA by $14.4 million in 2019 and $15.2 million in 2018.

b.	Includes gain on sales of assets of $5.7 million and income from MUD reimbursements of $3.7 million.

c.	Includes equity in unconsolidated affiliates’ income of $1.15 million.

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Your vote matters – here’s how to vote!
MR A SAMPLE You may vote online or by phone instead of mailing this card. DESIGNATION (IF ANY) Proxies (whether submitted online, by
ADD 1
ADD 2 phone, or by mail) must be received by ADD 3 11:59 p.m. (Central Time), on May 6, 2020.
ADD 4
ADD 5 Online
ADD 6
Go to www.investorvote.com/STRS or scan the QR code — login details are located in the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Mail
Sign, date, detach and return the bottom portion in
Using a black ink pen, mark your votes with an X as shown in this example. the enclosed envelope. Please do not write outside the designated areas.
2020 Annual Meeting Proxy Card 1234 5678 9012 345
IF VOTING BY MAIL, SIGN, DATE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.
For Against Abstain
1. Election of Directors: 3. Ratification of the appointment of BKM Sowan Horan, LLP as our independent registered public accounting firm for 2020.
For Withhold
01 - James E. Joseph
02 - Michael D. Madden
For Against Abstain
2. Approval, on an advisory basis, of the compensation of our named executive officers.
B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.
Please date and sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1UPX 456138 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
038E9C

STRATUS PROPERTIES INC.
2020 Annual Meeting of Shareholders May 7, 2020 9:30 a.m., Central Time W Austin Hotel 200 Lavaca Street, Austin, TX 78701
Upon arrival, please present this admission ticket and photo identification at the registration desk.
Important notice regarding the availability of proxy materials for the 2020 Annual Meeting of Shareholders. The materials are available at: www.edocumentview.com/STRS
Small steps make an impact.
Help the environment by consenting to receive electronic delivery. Sign up at www.investorvote.com/STRS
IF VOTING BY MAIL, SIGN, DATE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Stratus Properties Inc.
Notice of 2020 Annual Meeting of Shareholders
This Proxy is Solicited by the Board of Directors for the 2020 Annual Meeting to be held on May 7, 2020
The undersigned hereby appoints William H. Armstrong III and Kenneth N. Jones, or either of them, as proxies, with full power of substitution, to vote the undersigned’s shares of common stock of Stratus Properties Inc. at the annual meeting of stockholders to be held on Thursday, May 7, 2020, at 9:30 a.m., Central
Time, and at any adjournment or postponement thereof, at the W Austin Hotel located at 200 Lavaca Street, Austin, Texas 78701 or, if applicable, via remote communication, on all matters coming before the annual meeting. You can obtain directions to the W Austin Hotel on the hotel’s website at
www.marriott.com/hotels/maps/travel/auswh-w-austin/.
The proxies will vote your shares as you specify on the back of this proxy card. On matters for which you do not specify a choice, the shares will be voted in accordance with the recommendation of the Board of Directors; therefore, if no direction is made, this proxy will be voted FOR all of the director nominees in
Proposal 1 and FOR Proposals 2 and 3. For any other matter properly coming before the annual meeting, the proxies will vote your shares as the proxies decide.
If you wish your shares to be voted on all matters as the Board of Directors recommends, simply sign, date and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate box or boxes on the back of this proxy card.
(Items to be voted appear on reverse side)
C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.